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Exhibit 10.1

MERGER AGREEMENT

by and among

REGAL CINEMAS, INC.

and

RCI/RMS, LLC

and

SIGNATURE THEATRE INVESTORS, LLC

Dated April 26, 2004

i

5. COVENANTS OF TARGET PRIOR TO CLOSING		35
5.1.	Access and Investigation	35
5.2.	Operation of the Business of Target	36
5.3.	Negative Covenant	36
5.4.	Required Approvals	37
5.5.	Notification	37
5.6.	Reasonable Best Efforts	37
5.7.	Interim Financial Statements	37
5.8.	Payment of Liabilities	37
5.9.	Current Evidence of Title	37
5.10.	Tax Matters	39
5.11.	Affiliate Guarantors	39
5.12.	Desert	40
6. COVENANTS OF BUYER PRIOR TO CLOSING		40
6.1.	Required Approvals	40
6.2.	Reasonable Best Efforts	40
6.3.	Notification	40
7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE		40
7.1.	Accuracy of Representations	40
7.2.	Target's Performance	41
7.3.	Consents	41
7.4.	Additional Documents	41
7.5.	No Injunction	41
7.6.	No Conflict	42
7.7.	Title Insurance	42
7.8.	Governmental Authorizations	42
7.9.	Environmental Report; Physical Inspection	42
7.10.	Target Lease Estoppels	42
7.11.	REA and DDA Estoppels	42
7.12.	SNDAs	42
7.13.	Memoranda of Lease	43
7.14.	Asset Purchase Agreement	43
7.15.	Resignations	43
7.16.	Target Real Property	43
8. CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE		43
8.1.	Accuracy of Representations	43
8.2.	Buyer's Performance	43
8.3.	Additional Documents	43
8.4.	No Injunction	44
8.5.	Asset Purchase Agreement	44
9. TERMINATION		44
9.1.	Termination Events	44
9.2.	Effect of Termination	45
10. ADDITIONAL COVENANTS		45
10.1.	Assistance in Proceedings	45
10.2.	Retention of and Access to Records	45
10.3.	Final Tax Return; Audits	45
10.4.	Further Assurances	46
11. INDEMNIFICATION; REMEDIES		46
11.1.	Survival and Materiality	46

11.2.	Indemnification and Reimbursement By Target and Subsidiaries	47
11.3.	Indemnification and Reimbursement by Buyer	48
11.4.	Limitations on Amount—Target and Desert	48
11.5.	Limitations on Amount—Buyer	49
11.6.	Time Limitations	49
11.7.	Remedy	49
11.8.	Third-Party Claims	49
11.9.	Other Claims	51
11.10.	Released Claims	51
11.11.	Title Insurance	51
12. GENERAL PROVISIONS		52
12.1.	Expenses	52
12.2.	Public Announcements; Confidentiality	52
12.3.	Notices	53
12.4.	Jurisdiction; Service of Process	54
12.5.	Enforcement of Agreement	54
12.6.	Waiver; Remedies Cumulative	55
12.7.	Entire Agreement and Modification	55
12.8.	Disclosure Schedule	55
12.9.	Assignments, Successors and No Third-Party Rights	55
12.10.	Target Representative	56
12.11.	Severability	56
12.12.	Construction	56
12.13.	Governing Law	56
12.14.	Execution of Agreement	57

LIST OF EXHIBITS

Exhibit 2.1(c)	Certificate of Merger
Exhibit 2.2(a)(v)	Philip Harris Consulting Agreement
Exhibit 2.2(a)(iii)(A)	Philip Harris Non-Competition Agreement
Exhibit 2.2(a)(iii)(B)	George Mann Non-Competition Agreement
Exhibit 2.2(a)(v)	Holdback Escrow Agreement
Exhibit 2.2(a)(xii)	Letter Agreement—Theatre Advertising
Exhibit 2.2(a)(xiii)	Letter Agreement—Concessions Inventories
Exhibit 2.7(a)	Lessor Consent and Estoppel
Exhibit 7.4(a)	Opinion of Target's Counsel
Exhibit 8.3(b)	Opinion of Buyer's Counsel

SCHEDULES

Schedule 2.1(d)	Allocation of Merger Consideration
Schedule 2.7(c)	Documents to be Distributed to Target and Buyer by Closing Escrow Holder
Schedule 2.5	Lender Payoffs
Schedule 3.1(a)	Foreign Qualifications
Schedule 3.2(b)	Disclosed Conflicts
Schedule 3.2(c)	Required Consents
Schedule 3.3	Capitalization
Schedule 3.4(b)	Theatre Level Cash Flows
Schedule 3.6(a)	Target Leases—Description
Schedule 3.6(b)	Target Leases—Default
Schedule 3.6(c)	Target Leases—Termination Rights
Schedule 3.6(d)	Target Leases—Terms
Schedule 3.6(e)	Real Property
Schedule 3.6(f)	Unrecorded Documents
Schedule 3.6(g)	Tangible Personal Property
Schedule 3.6(h)	Permitted Non-Real Property Encumbrances
Schedule 3.6(i)	Voluntary Monetary Lien
Schedule 3.7(a)	Eminent Domain
Schedule 3.7(b)	Violations
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10(a)	Contested Taxes and Extensions
Schedule 3.10(b)	Tax Matters
Schedule 3.10(c)	Tax Assessments or Deficiencies
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(d)	Contributions
Schedule 3.12(k)	Welfare Plans
Schedule 3.13(a)	Legal Requirements
Schedule 3.13(b)	Governmental Authorizations
Schedule 3.14(a)	Legal Proceedings
Schedule 3.14(b)	Orders
Schedule 3.15	Absence of Certain Changes and Events
Schedule 3.16(a)	List of Material Contracts
Schedule 3.16(b)	Contract Consents
Schedule 3.16(c)	Contract Matters
Schedule 3.17(a)	Insurance—Description
Schedule 3.17(b)	Insurance Matters
Schedule 3.18	Environmental
Schedule 3.18(b)	Environmental Reports
Schedule 3.19(b)	Labor Matters
Schedule 3.20(d)	Intellectual Property
Schedule 3.24	Affiliate Transactions
Schedule 5.11	Affiliate Guarantees and Affiliate Guarantors

v

MERGER AGREEMENT

        This Merger Agreement (this "Agreement") is entered into as of April 26, 2004, by and among Regal Cinemas, Inc., a Tennessee corporation ("Buyer"); RCI/RMS, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Buyer ("Merger Subsidiary"); and Signature Theatre Investors, LLC, a Delaware limited liability company ("Target"). Buyer, Merger Subsidiary and Target are referred to collectively herein as the "Parties."

RECITALS

        Whereas, Buyer desires to acquire Target, and Target desires to be acquired by Buyer;

        Whereas, the Parties desire to consummate Buyer's acquisition of Target through a merger between Target and Merger Subsidiary, after which Buyer will own all of the equity interests of the entity surviving such merger, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS AND USAGE

        1.1.    Definitions

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

          "2002 Agreement"—as defined in Section 12.2(b).

          "Accounting Principles"—as defined in Section 2.3(a).

          "Accounts Receivable"—(a) all trade accounts receivable and other rights to payment from customers of Target and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of Target, (b) all other accounts or notes receivable of Target and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

          "Affected Persons"—as defined in Section 11.12.

          "Affiliate"—of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. "Control"—means the possession of power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Guarantees"—as defined in Section 5.11.

          "Affiliate Guarantor"—a guarantor under any of the Affiliate Guarantees that is identified on Schedule 5.11.

          "Appurtenances"—any and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of any Real Property (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is necessary or appropriate, and any and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

          "Assets"—includes as to Target (a) all items classified as assets under GAAP, and (b) to the extent not included in clause (a) above, also includes any and all Accounts Receivable, Appurtenances, Contracts, Contract rights, Environmental Permits, Governmental Authorizations, Inventories, cash, securities and other investments, Leases, Real Property, intellectual property and other property rights, Tangible Personal Property, or rights or interests to any of the foregoing (whether contingent or absolute).

          "Balance Sheet"—as defined in Section 3.4.

          "Baseline Working Capital"—as defined in Section 2.3(b).

          "Basket"—as defined in Section 11.4(d).

          "Breach Notice"—as defined in Section 11.1(a)(ii).

          "Business Day"—any day other than (a) Saturday or Sunday or (b) any other day on which banks in California or Tennessee are permitted or required to be closed.

          "Buyer"—as defined in the first paragraph of this Agreement.

          "Buyer Group"—as defined in Section 5.1(a).

          "Buyer Indemnified Persons"—as defined in Section 11.2.

          "Buyer Revised Statement"—as defined in Section 2.3(d).

          "Buyer's Closing Documents"—as defined in Section 4.2.

          "Certificate of Merger"—as defined in Section 2.1(d).

          "Claim Notice"—as defined in Section 11.8(a).

          "Closing"—as defined in Section 2.1(b).

          "Closing Consideration"—as defined in Section 2.1(f).

          "Closing Date"—the actual date of the Closing.

          "Closing Deadline"—means September 30, 2004.

          "Closing Escrow"—as defined in Section 2.1(c).

          "Closing Escrow Holder"—as defined in Section 2.1(c).

          "Closing Statement of Net Assets"—as defined in Section 2.3(c).

          "Closing Working Capital"—as defined in Section 2.3(c).

          "COBRA"—as defined in Section 3.12(g).

          "Code"—the Internal Revenue Code of 1986.

          "Concessions Inventories"—inventories of food and beverage and related concessions inventory and supplies of Target, wherever located, used in connection with or at the Real Property.

          "Consent"—any approval, consent, ratification, waiver or other authorization.

          "Construction Escrow Holder"—means First American.

          "Construction Escrows"—means the amounts held back in escrow pursuant to the terms of the Development Agreements.

          "Consulting Agreement"—as defined in Section 2.2(a)(iii).

          "Contemplated Transactions"—all of the transactions contemplated by this Agreement.

          "Contract"—any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

          "Current Assets"—as defined in Section 2.3(a).

          "Current Liabilities"—as defined in Section 2.3(a).

          "DDA"—any disposition and development agreement relating to any Real Property.

          "Damages"—as defined in Section 11.2.

          "Defined Benefit Plan"—any Employee Plan that is or was a "defined benefit plan" as such term is defined in ERISA Section 3(35).

          "Delaware LLC Law"—the Delaware Limited Liability Company Act, as amended.

          "Desert"—means Signature Desert Cinemas, LLC, a Delaware limited liability company and wholly owned subsidiary of Target.

          "Desert APA"—means that certain Asset Purchase Agreement of even date herewith among Buyer, Desert, Signature Theatres, LLC, and Turlock Cinemas, LLC.

          "Development Agreements"—means the Development Agreement for Riverside Stadium 16 (Riverside, California) and the Development Agreement for El Dorado Hills Stadium 14 (County of El Dorado, California).

          "Disapproved Exceptions"—as defined in Section 5.9(a)(B).

          "Disclosure Schedule" or "Schedule"—the disclosure schedules delivered by Target to Buyer concurrently with the execution and delivery of this Agreement.

          "Dispute Notice"—as defined in Section 2.3(d).

          "Disputed Items"—as defined in Section 2.3(d).

          "Due Diligence Deadline"—July 1, 2004.

          "Effective Time"—as defined in Section 2.1(e)(i).

          "Employee Plans"—as defined in Section 3.12(a).

          "Encumbrance"—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          "Environmental Claims" means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys' and experts' fees and disbursements, based on arising out of or otherwise relating to Environmental Laws, Hazardous Materials, or other environmental matters.

          "Environmental Laws" means any Legal Requirements (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of human health or safety, natural resources, or the environment.

          "Environmental Permits" means any permits, licenses, certificates and approvals required under any Environmental Law.

          "ERISA"—the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate"—as defined in Section 3.12(a).

          "Estimated Closing Working Capital"—as defined in Section 2.3(d).

          "First American"—means First American Title Insurance Company located at 550 South Hope Street, Suite 1950, Los Angeles, California 90071 to the attention of Mary Owens, Vice President, National Account Manager.

          "GAAP"—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

          "Gift Certificate Obligations"—all obligations to honor gift certificates, special activities tickets and similar instruments sold by Target prior to the Closing Date in accordance with each such certificate's or similar instrument's terms.

          "Governing Documents"—with respect to any particular entity, (a) if a limited liability company, the certification of formation (or similar documents) and operating agreement; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management, voting or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (d) any amendment or supplement to any of the foregoing.

          "Governmental Authorization"—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement including without limitation any consent required under the HSR Act or any variance, conditional use permit, special use permit, non-conforming use permit or other zoning or land use permit.

          "Governmental Body"—any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

          "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (a) which are listed, defined, or otherwise subject to regulation under any Environmental Law; (b) which contain petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (c) which consist of toxic mold.

          "Holdback Escrow Agent"—means First American.

          "Holdback Escrow Agreement"—as defined in Section 2.7(a)(vii).

          "Holdback Escrow Amount"—as defined in Section 2.4.

          "Indemnified Person"—as defined in Section 11.8(a).

          "Indemnifying Person"—as defined in Section 11.8(a).

          "Intellectual Property Assets"—all intellectual property owned, licensed (as licensor or licensee), or otherwise used by Target, including without limitation, (a) Target's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, logos, slogans, trade dress, and the goodwill of the business symbolized by the foregoing; (b) all patents, patent applications, together will all reissuances, continuations, revisions, extensions and reexaminations thereof, and inventions and discoveries that may be patentable;(c) all registered and unregistered copyrights in both published works and unpublished works, including copyright applications, and all other copyrightable works; (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints; and (f) all rights in internet web sites and internet domain names presently used by Target.

          "Interests"—all and any equity, ownership, economic, membership, voting and other interest in a limited liability company.

          "Inventories"—inventories of Target, wherever located, used in connection with or at the Real Property.

          "IRS"—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

          "Knowledge of Target" or "Target's Knowledge"—the actual knowledge of Philip Harris, George Mann or Clyde Cornell after reasonable inquiry of the employees of Target and Philip Harris & Associates, Inc. and their agents and representatives.

          "Known Breaches"—as defined in Section 11.1(a)(i).

          "Lease" or "Target Lease"—any lease of Real Property or any rental agreement, license, or other occupancy agreement pertaining to the leasing or use of any Real Property to which Target is a party.

          "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

          "Lessor Consent and Estoppel"—as defined in Section 2.7(a).

          "Liability"—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          "Marks"—means "Signature Theatres".

          "Material Adverse Effect"—as defined in Section 3.1(a).

          "Merger"—as defined in Section 2.1(a).

          "Merger Consideration"—as defined in Section 2.1(f).

          "Merger Subsidiary"—as defined in the first paragraph of this Agreement.

          "Minimum Concessions Inventories"—means an amount of Concessions Inventories per theatre included in the Real Property to operate such theatre on a Friday during the summer months.

          "Minimum Funding Plan"—any Employee Plan subject to the minimum funding standards of Code Section 412.

          "Multiemployer Plan"—any "multiemployer plan" as such term is defined in ERISA Section 3(37).

          "Neutral Accountant"—as defined in Section 2.3(e).

          "Noncompetition Agreements"—as defined in Section 2.2(a)(iv).

          "Non-Real Property Encumbrances"—as defined in Section 3.6(h).

          "Occupational Safety and Health Law"—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          "Order"—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

          "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors, managers, shareholders or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

          "Other Closing Documents"—as defined in Section 2.2(a)(iv).

          "Parties"—as defined in the first paragraph of this Agreement.

          "Permitted Encumbrances"—collectively, the Permitted Non-Real Property Encumbrances and the Permitted Real Property Encumbrances.

          "Permitted Non-Real Property Encumbrances"—as defined in Section 3.6(h).

          "Permitted Real Property Encumbrances"—(a) liens for real property taxes and assessments not yet delinquent; (b) any Encumbrance affecting the Real Property created by or with the consent of Buyer; and (c) those title exceptions affecting the Real Property that are approved or deemed approved by Buyer in accordance with Section 5.9.

          "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

          "Predecessor Tenant"—a predecessor tenant (including its general partners, if any) that has continuing contingent liability under an Assigned Lease and that is identified on Schedule 5.11.

          "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Real Property"—all real property leased, subleased or otherwise occupied by Target, including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, easements, or other interests in real property held by Target.

          "REAs"—all reciprocal easement agreements benefiting or burdening any Real Property to which Target is a party or by which Target is bound.

          "Reasonable Best Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Reasonable Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, to expend any material funds or to incur any other material burden.

          "Record"—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

          "Related Party Contract"—means any Contract or other agreement to which Target is a party with another Person who is an Affiliate of Target or a member of Target.

          "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems or any exposure to Hazardous Materials.

          "Released Claims"—means any claim of a Buyer Indemnified Person (other than claims arising in accordance with Section 11.2(a) or (b)) based upon (a) defects, latent or patent, in the physical condition of the Real Property, or the Tangible Personal Property, including, without limitation, the compliance of the Real Property with any Legal Requirement, (b) the fitness of the Real Property and the Tangible Personal Property for Buyer's intended use thereof or (c) Subject to Liabilities.

          "Remediation" means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

          "Representatives"—with respect to Target, means its managers, members, officers, employees, affiliates, or representatives (including, without limitation, financial advisors, attorneys or accountants) and with respect to Buyer, means it directors, officers, employees, affiliates or representatives (including, without limitation, financial advisors, attorneys or accountants).

          "Resolution Period"—as defined in Section 2.3(d).

          "Restricted Contracts"—as defined in Section 2.6.

          "Scheduled Closing Date"—as defined in Section 2.1(b).

          "Software"—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

          "Subject To Liabilities"—Encumbrances (other than those that Target either covenants to or elects to remove pursuant to Section 5.9) which affect the Real Property to the extent such Encumbrances are the obligation, or diminish the rights, of the lessee or sublessee, as applicable, with respect to the Real Property and of which Target has no Knowledge prior to the Effective Time.

          "Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

          "Surviving LLC"—as defined in Section 2.1(a).

          "Tangible Personal Property"—all machinery, equipment, tools, furniture, furnishings, fixtures, appliances, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Target (wherever located and whether or not carried on Target's books) and used or useful solely or primarily in connection with Target's use, occupancy and operation of the Real Property or other Assets, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

          "Target"—as defined in the first paragraph of this Agreement.

          "Target Contract"—any Contract to which Target or Desert is a party or bound by or to which their Assets are subject, other than the Target Leases.

          "Target Documents"—as defined in Section 11.12.

          "Target Indemnified Persons"—as defined in Section 11.3.

          "Target Leases"—as defined in Section 3.6(a).

          "Target LLC Interests"—all Interests in the Target.

          "Target Members"—Persons who hold Interests in Target.

          "Target Parties"—as defined in Section 3.18(b).

          "Target Representative"—as defined in Section 12.10.

          "Target's Closing Documents"—as defined in Section 3.2(a).

          "Target's Possession"—means, one of (i) physically located in the offices of Target or Philip Harris & Associates, Inc., (ii) physically located at the Real Property or (iii) in the possession or control of the representatives or agents of Target or Philip Harris & Associates, Inc.

          "Target's Premium Portion"—as defined in Section 12.1.

          "Tax"—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

          "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Theatre Level Cash Flows"—as defined in Section 3.4(b).

          "Third Party"—a Person that is not a party to this Agreement.

          "Third-Party Claim"—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

          "Title Company"—means First American.

          "Title Documents"—as defined in Section 5.9(a)

          "Title Policies"—as defined in Section 5.9(a)(C).

          "Welfare Plan"—any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1).

        1.2.    Usage

          (a)    Interpretation.    In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to annexes, all addenda, exhibits, schedules or amendments thereto.

          (b)    Accounting Terms and Determinations.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c)    Legal Representation of the Parties.    This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.     BASIC TRANSACTION

        2.1.    Merger; Closing; Merger Consideration

          (a)   On and subject to the terms and conditions of this Agreement, Merger Subsidiary will merge with and into Target (the "Merger") at the Effective Time. Target shall be the entity surviving the Merger (the "Surviving LLC").

          (b)   The closing of the Contemplated Transactions (the "Closing") will take place on the later of (a) July 15, 2004 (the "Scheduled Closing Date") or (b) the date that is five (5) Business Days following the satisfaction and/or waiver of all conditions to Closing set forth in Articles 7 and 8 (other than those conditions contemplated to be satisfied at the Closing), unless Buyer and Target otherwise agree. Subject to the provisions of Article 9, failure to consummate the Contemplated Transactions on the date determined pursuant to this Section 2.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

          (c)   Upon execution of this Agreement, the parties hereto shall open an escrow (the "Closing Escrow") by depositing with Title Company, in its capacity as escrow holder for this transaction ("Closing Escrow Holder") an executed counterpart of this Agreement. All escrow instructions shall be addressed to Closing Escrow Holder, to the attention of Mary Owens, who shall be responsible, on behalf of the Closing Escrow Holder, for the escrow under this Agreement. This Agreement shall serve as the instructions to the Closing Escrow Holder for consummation of the purchase and sale contemplated hereby. The Closing Escrow Holder shall signify its acknowledgment and agreement to the escrow instructions contained herein by execution of the acknowledgment immediately following the signature page hereof. Target and Buyer shall execute such supplemental escrow instructions as may be appropriate to enable the Closing Escrow Holder to comply with the terms of this Agreement. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by either Buyer or Target, but not all parties, the terms of this Agreement shall control. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by Buyer and Target, the terms of such supplemental escrow instructions shall control. Written instructions to the Closing Escrow Holder from Target's counsel, in the case of Target, or from Buyer's counsel, in the case of Buyer, shall be deemed given by, and shall be binding upon, the party whose counsel gave such instructions to the Closing Escrow Holder, provided that escrow instructions given by counsel may be supplemental to, but not inconsistent with, the terms of this Agreement.

          (d)   At the Closing, (i) Target will deliver to Buyer and Merger Subsidiary the various certificates, instruments, and documents referred to in Section 2.2(a) and Article 7 below, (ii) Buyer and Merger Subsidiary will deliver to Target the various certificates, instruments, and documents referred to in Section 2.2(b) and Section 8.3 below, (iii) Target and Merger Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit 2.1(c) (the "Certificate of Merger"), and (iv) Buyer will deliver or cause Surviving LLC to deliver the Closing Consideration in the manner provided below in Section 2.1(e).

          (e)   (i) The Merger shall become effective at the time (the "Effective Time") Target and Merger Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware LLC Law. Surviving LLC may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

             (ii)  The certificate of formation of Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the certificate of formation of Merger Subsidiary immediately prior to the Effective Time.

            (iii)  The Operating Agreement of Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the Operating Agreement of Merger Subsidiary immediately prior to the Effective Time.

            (iv)  The manager, directors and officers of Merger Subsidiary shall become the manager, directors and officers of Surviving LLC at and as of the Effective Time (retaining their respective positions and terms of office).

             (v)  At and as of the Effective Time, (A) each of the Target LLC Interests shall be converted into the right to receive a portion of the Merger Consideration, in cash (without interest), as set forth in the schedule prepared by Target, attached hereto as Schedule 2.1(d), and (B) each of the Target LLC Interests shall be converted into interests in the Surviving LLC, such that the Surviving LLC shall be owned by Buyer. No Target LLC Interests shall be deemed to be outstanding or to have any rights (other than those held by Buyer in Surviving LLC after the Effective Time).

          (f)    In consideration for the Contemplated Transactions and Target's performance of its obligations under this Agreement, Buyer shall pay an aggregate purchase price (the "Merger Consideration") of (i) $33,557,214 plus or minus the adjustments to the Merger Consideration pursuant to Section 2.3 (the "Closing Consideration"). At Closing, in accordance with Section 2.2(b)(i), (ii), (iii) and (iv), Buyer shall pay through the Closing Escrow Holder by wire transfer in immediately available United States funds (A) to the Target Representative for the ratable benefit of the Target Members to the account designated by the Target Representative in writing to the Closing Escrow Holder at least three days prior to the Closing, the Closing Consideration (x) less the Holdback Escrow Amount (y) less the amounts payable to lenders pursuant to Section 2.5 and (z) less the Construction Escrows, (B) to the lenders, the amounts payable pursuant to Section 2.5, (C) to the Holdback Escrow Agent pursuant to the Holdback Escrow Agreement, the Holdback Escrow Amount and (D) to the Construction Escrow Holder pursuant to the Development Agreements, the Construction Escrows.

          (g)   All funds required to be delivered to the Closing Escrow Holder pursuant to this Agreement shall be delivered on the Closing Date by wire transfer of immediately available funds, prior to the time at which the Title Company shall record documents pursuant to Section 2.2(c) hereof, but not later than 9:30 a.m. Los Angeles time, pursuant to such wiring instructions as Closing Escrow Holder shall provide to Buyer and Target. All funds required to be delivered by the Closing Escrow Holder to Target Members on the Closing Date pursuant to this Agreement shall be delivered by wire transfer of immediately available funds pursuant to wiring instructions to be delivered to the Closing Escrow Holder prior to the Closing Date.

          (h)   After the date of this Agreement, Target shall not allow any transfers of Target LLC Interests, and any such attempted transfers shall not be recognized by Target.

        2.2.    Closing Deliverables.    In addition to any other documents to be delivered under other provisions of this Agreement, including pursuant to this Article 2, Section 7.4, and Section 8.3, at the Closing:

          (a)   Target shall deliver as applicable:

              (i)  to Buyer, five original counterparts to the Development Agreement for Riverside Stadium 16 theatre (Riverside, California) in a form mutually agreed upon by Buyer and

    Target prior to the Due Diligence Deadline executed by Philip Harris & Associates, Inc. and the consents thereto executed by the Target and the Architect and Contractor named therein;

             (ii)  to Buyer, five original counterparts to the Development Agreement for the El Dorado Hills Stadium 14 theatre (County of El Dorado, California) theatre in a form mutually agreed upon by Buyer and Target prior to the Due Diligence Deadline, executed by Philip Harris & Associates, Inc. and the consents thereto executed by the Target and the Architect and Contractor named therein;

            (iii)  to Buyer, if not previously delivered pursuant to the Desert APA, two original counterparts to the consulting agreement substantially in the form of Exhibit 2.7(a)(iii), executed by Philip Harris III (the "Consulting Agreement");

            (iv)  to Buyer, if not previously delivered pursuant to the Desert APA, (A) two original counterparts to the noncompetition agreement substantially in the form of Exhibit 2.7(a)(vi)(A), executed by Philip Harris III, and (B) two original counterparts to the noncompetition agreement substantially in the form of Exhibit 2.7(a)(vi)(B), executed by George Mann (the "Noncompetition Agreements");

             (v)  to Buyer, five original counterparts to the escrow agreement substantially in the form of Exhibit 2.7(a)(vii), executed by Target and the Holdback Escrow Agent (the "Holdback Escrow Agreement");

            (vi)  to Buyer, two original counterparts of the certificate executed by Target as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to Target's compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

           (vii)  to Buyer, a certificate of the manager or other governing body of Target certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Target, certifying and attaching all requisite resolutions or actions of Target's governing bodies and members approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers or managers of Target executing this Agreement and any other document relating to the Contemplated Transactions;

          (viii)  to Buyer, lien releases, Uniform Commercial Code termination statements and other similar documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures comprising Purchased Assets are free and clear of Encumbrances, other than Permitted Encumbrances;

            (ix)  to the Closing Escrow Holder, if Buyer and Target reasonably determine that documentary transfer tax is payable or in any event if payment of such tax is required by the county recorder, a separate statement of the documentary transfer tax payable in connection with the Contemplated Transactions, substantially in form agreed to by Buyer and Target;

             (x)  to the Closing Escrow Holder, with respect to each of the Target Leases which is encumbered by a mortgage or deed of trust on the Target's interest, a payoff demand and/or a request for full reconveyance duly executed by the mortgagee or beneficiary thereof and/or a full reconveyance duly executed by the trustee thereof, and in form and substance satisfactory to the Title Company;

            (xi)  to the Closing Escrow Holder, such other instruments, certificates and affidavits as may reasonably be requested by the Title Company in connection with the issuance of the Title Policies;

           (xii)  to Buyer, two original counterparts to the letter agreement regarding theatre advertising arrangements in the form of Exhibit 2.7(a)(xii) executed by Target and Target Representative; and

          (xiii)  to Buyer, two original counterparts to the letter agreement regarding Concessions Inventories in the form of Exhibit 2.7(a)(xiii) executed by Target and Target Representative.

          (b)   Buyer shall deliver:

              (i)  to the Closing Escrow Holder, the Closing Consideration (x) less the Holdback Escrow Amount and (y) less the Construction Escrows to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

             (ii)  to the Closing Escrow Holder, the amounts payable to the lenders pursuant to Section 2.10 to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

            (iii)  to the Closing Escrow Holder, the Holdback Escrow Amount, by wire transfer to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) days prior to the Closing Date;

            (iv)  to the Construction Escrow Holder, the Construction Escrows;

             (v)  to the Target Representative, four original counterparts to the Holdback Escrow Agreement, executed by Buyer and the Holdback Escrow Agent,

            (vi)  to Target Representative, four original counterparts to the Development Agreement for Riverside Stadium 16 theatre (Riverside, California) in a form mutually agreed upon by Buyer and Target prior to the Due Diligence Deadline executed by Buyer;

           (vii)  to Target Representative, four original counterparts to the Development Agreement for the El Dorado Hills Stadium 14 theatre (County of El Dorado, California) in a form mutually agreed upon by Buyer and Target prior to the Due Diligence Deadline executed by Buyer;

          (viii)  to the Target Representative, if not previously delivered pursuant to the Desert APA, two original counterparts of the Consulting Agreement executed by Buyer;

            (ix)  to the Target Representative, if not previously delivered pursuant to the Desert APA, two original counterparts of each of the Noncompetition Agreements executed by Buyer;

             (x)  to the Target Representative, a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

            (xi)  to the Target Representative, a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

           (xii)  to Target Representative, two original counterparts to the letter agreement regarding theatre advertising arrangements in the form of Exhibit 2.7(a)(xii) executed by Buyer; and

          (xiii)  to Target Representative, two original counterparts to the letter agreement regarding Concessions Inventories in the form of Exhibit 2.7(a)(xiii) executed by Buyer.

          (c)   Provided that Closing Escrow Holder has received all the items to be delivered to it described in subsections (a) and (b) hereof, and provided further that the Title Company is irrevocably and unconditionally prepared and committed to deliver to Buyer the Owner's Title Policy, Closing Escrow Holder is authorized and instructed as early as possible on the Closing Date to do the following:

              (i)  Record the memorandum of leases, SNDAs, and NDAs in the official records of the county or counties where the respective Real Property are located, in such order or orders as Buyer may reasonably request pursuant to separate written instructions given by Buyer to Closing Escrow Holder;

             (ii)  Deliver fully executed separate statements, if any, to the County Recorders of the respective California and Hawaii counties (to the extent separate statements are permitted in Hawaii) in which the Real Property is located;

            (iii)  Deliver funds pursuant to Section 2.3 and Sections 2.7(b)(i) and (ii); provided, however, such payments shall include payments necessary to release or discharge any monetary liens which Target is obligated to release or discharge under this Agreement;

            (iv)  Deliver to Target Representative each of the documents set forth on Schedule 2.7(c);

             (v)  Deliver to Buyer each of the documents set forth on Schedule 2.7(c); and

            (vi)  Return any other item to the party who delivered it to the Closing Escrow Holder; provided, however, any other item delivered by Target shall be delivered to Target Representative by Closing Escrow Holder.

        The Closing Escrow Holder is hereby authorized and instructed to date as of the Closing Date any other document delivered by the parties hereto which has not theretofore been dated. The Closing Escrow Holder is hereby authorized and instructed to insert the amount of the tax due on the separate statement, if any, as agreed to by Buyer and Target. As soon as reasonably practicable, Target shall provide the Closing Escrow Holder with a copy of the Estimated Closing Working Capital agreed to by the parties in accordance with Section 2.3. The Closing Escrow holder shall deliver the Title Policies to Buyer not more than seven Business Days after the Closing Date.

        2.3.    Working Capital Adjustment.

          (a)   As used herein, "Working Capital" means all Current Assets of the Target as of the Closing Date, less all Current Liabilities of the Target as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with Target's past practice (the "Accounting Principles"). "Current Assets" means assets of the character that would be reflected as current assets on a balance sheet prepared on a basis consistent with the Accounting Principles; and "Current Liabilities" means liabilities of the character that would be reflected as current liabilities on a balance sheet prepared on a basis consistent with the Accounting Principles, but shall exclude for purposes of this Agreement the current portion of long term liabilities, as determined in accordance with GAAP.

          (b)   The "Baseline Working Capital" shall be the amount of Gift Certificate Obligations as agreed to by Buyer and Target in good faith as of the Closing Date without duplication of any Gift Certificate Obligations assumed by Buyer under the Desert APA.

          (c)   The "Closing Working Capital" shall be the Working Capital as of the close of business on the Closing Date, as set forth in a closing statement of Working Capital (the "Closing Statement of Net Assets"). The Closing Statement of Net Assets shall be prepared consistent with the Accounting Principles in accordance with the procedure set forth in Sections 2.3(d) and, if applicable, 2.3(e).

          (d)   A preliminary and nonbinding estimate of Closing Working Capital ("Estimated Closing Working Capital") shall be prepared by Target in good faith and delivered to Buyer before the Closing and, subject to the approval of the Estimated Closing Working Capital by Buyer, the Closing Consideration shall be increased by the amount that the Estimated Closing Working Capital exceeds the Baseline Working Capital and decreased by the amount that the Estimated Closing Working Capital is less than the Baseline Working Capital. The Estimated Closing Working Capital shall be calculated by Target in accordance with the Accounting Principles. Within 120 days following the Closing Date, Buyer shall review and revise the Estimated Closing Working Capital amount prepared by Target, and shall prepare a statement (the "Buyer Revised Statement") of the actual Closing Working Capital and shall deliver to the Target Representative the Buyer Revised Statement. At the Target Representative's request, Buyer shall also deliver or promptly make available to the Target Representative reasonably detailed schedules supporting the Buyer Revised Statement and access to personnel and materials appropriate to verify the Buyer Revised Statement. The Buyer Revised Statement shall be prepared in accordance with the Accounting Principles. The Target Representative and Buyer shall reasonably cooperate in good faith with each other in connection with calculating the Closing Working Capital which shall include, without limitation, the prompt sharing of any reasonably requested books and records. If, within forty-five (45) days after the delivery of the Buyer Revised Statement and supporting schedules, the Target Representative determines in good faith that the Buyer Revised Statement has not been prepared in accordance with the Accounting Principles, is not mathematically accurate or has not been calculated or prepared in accordance with this Section 2.3, the Target Representative shall deliver to Buyer within such period written notice (the "Dispute Notice") specifying in reasonable detail all disputed items and the basis therefor (collectively, the "Disputed Items"). The failure by the Target Representative to provide a Dispute Notice within such forty-five (45) day period to Buyer will constitute the Target Representative's and Target's and its Members' acceptance of the Buyer Revised Statement. The Target Representative shall be deemed to have agreed with all items and amounts included in the Buyer Revised Statement except if such items are specifically disputed in the Dispute Notice. If the Target Representative provides Buyer with a timely Dispute Notice, Buyer and the Target Representative shall, within forty-five (45) days (or such longer period as mutually agreed upon by Buyer and the Target Representative) following the delivery of such Dispute Notice to Buyer (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items to their mutual satisfaction. At the conclusion of the Resolution Period, Buyer and the Target Representative shall refer all unresolved Disputed Items to the Neutral Accountant in accordance with Section 2.3(e) below. If during the Resolution Period, Buyer and the Target Representative agree in writing as to the final Closing Working Capital amount, then such Closing Working Capital amount shall be final and binding upon the parties hereto.

          (e)   If a dispute arises under Section 2.3(d) above as to determination of the Closing Working Capital and such dispute is not resolved within the time period set forth therein, then each issue in dispute shall be submitted to arbitration before the offices of PricewaterhouseCoopers or such other accounting firm as may be acceptable to the Buyer and the Target Representative (the "Neutral Accountant"). The parties agree to cooperate with one another in the engagement of the Neutral Accountant for such purposes. The Neutral Accountant shall follow the terms and provisions of this Agreement in resolving any issues in dispute and making its determination, which determination shall be made on the sole basis of whether the Buyer Revised Statement has been prepared in accordance with the Accounting Principles and the principles set forth in this Section 2.3. The Neutral Accountant shall determine, based solely on presentations by the Buyer and the Target Representative and their respective representatives as to any issues raised in the Dispute Notice that are unresolved (and not by independent review) and shall prepare a revised calculation of Closing Working Capital and render a written report as to the dispute and the resulting calculation of Closing Working Capital which shall be conclusive and binding upon the parties. In resolving any disputed item, the Neutral Accountant shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All costs of the Neutral Accountant shall be shared equally between Buyer and the funds in the Escrow Account. The decision of the Neutral Accountant shall be made not later than 30 days following the submission of all relevant materials to the Neutral Accountant and shall be binding and conclusive on the parties hereto.

          (f)    Upon determination of the Closing Working Capital:

              (i)  In the event that Closing Working Capital is greater than the Estimated Closing Working Capital, Buyer shall pay to the Target Representative for the ratable benefit of the Target Members an aggregate amount equal to such excess in cash within five (5) business days of the determination of Closing Working Capital pursuant to this Section 2.3.

             (ii)  In the event that Closing Working Capital is less than the Estimated Closing Working Capital, an aggregate amount equal to such deficiency shall be paid from the Holdback Escrow Amount to the Buyer in cash within five (5) business days of the determination of Closing Working Capital pursuant to this Section 2.3.

            (iii)  In the event of a payment pursuant to either Section 2.3(f)(i) or (ii), such payment shall include interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in The Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment.

        2.4.    Escrow.

        $1,845,647 ("Holdback Escrow Amount") shall be held back from the Merger Consideration and placed into an interest-bearing escrow account for a period of twelve (12) months following Closing pursuant to the terms of the Holdback Escrow Agreement. Buyer shall be entitled to an offset against the portion of the Holdback Escrow Amount under this Section 2.4 for any payments Target is required to make pursuant to Section 2.3 that has not been paid to Buyer in accordance with Section 2.3, or for any indemnity payment pursuant to Article 11 of this Agreement.

        2.5.    Payments to Lenders.

        A portion of the Closing Consideration, on a dollar for dollar basis in an amount equal to the balance owing by Target as of the Closing Date to the lenders identified on Schedule 2.5 shall be wired by the Closing Escrow Holder directly to such lenders at Closing.

        2.6.    Consents

        Target shall use its Reasonable Best Efforts to promptly obtain all Consents listed in Schedule 3.2(c). If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of Target Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Contracts"), Buyer may waive the closing conditions as to any such Consent and elect to have the Target Representative continue its efforts to obtain the Consent. If Buyer elects to have the Target Representative continue its Reasonable Best Efforts to obtain any Consent and the Closing occurs Target Representative shall use Reasonable Best Efforts to obtain the Consent relating to each Restricted Contract as quickly as practicable. Target Representative's failure or inability to obtain such Consent with respect to a Restricted Contract after the exercise of Reasonable Best Efforts shall not constitute a breach by Target or Target Representative of any provision of this Agreement or give rise to a claim for Damages by Buyer.

        2.7.    Target Lease Estoppels and Consents

          (a)   With respect to Target Leases, Target shall promptly after the date hereof request that the lessor and master lessor (with respect to any Target Lease which is a sublease) thereunder execute an estoppel and consent in the form of Exhibit 2.7(a) attached hereto (the "Lessor Consent and Estoppel"). Target shall use its Reasonable Best Efforts to promptly obtain such a Lessor Consent and Estoppel, completed and duly executed by such lessor or master lessor, on or prior to the Due Diligence Deadline. To the extent that a lessor or master lessor fails or refuses to deliver such a Lessor Consent and Estoppel Target shall use its Reasonable Best Efforts to obtain a lessor consent and estoppel as similar as reasonably possible to the Lessor Consent and Estoppel requested.

          (b)   Target and Buyer agree to pay to each such lessor or master lessor any fee, cost or expense (including attorneys' fees of such lessor or master lessor) to which such lessor or master lessor is entitled under the Target Lease or master lease, as the case may be, within the time and in the manner provided in the Target Lease or master lease. Target and Buyer agree to equally share any such fee, cost or expense for amounts up to $500 per Target Lease; provided, that, if such fee, cost or expense exceeds $500 per Target Lease, then Target shall pay the excess. The parties shall not be obligated to pay any such fee, cost or expense unless the Target Lease provides for such payment by its written terms.

          (c)   If a lessor or master lessor requests that Buyer or Target and Target Representative, or any combination, execute a written instrument (other than this Agreement) relating to the assumption or allocation of the lessee's obligations or liabilities under the Target Lease, and if Buyer or Target and Target Representative, or any combination, execute such instrument, then the parties agree that such instrument shall be solely for the benefit of such lessor or master lessor, and shall not be enforceable by any person other than such lessor or master lessor, it being the intention of the parties that the assumption and allocation of the lessee's obligations and liabilities under the Target Leases shall be governed solely by the terms of this Agreement.

          (d)   Within 5 calendar days of receipt by Target of any consent or estoppel executed by any such lessor or master lessor, Target shall deliver a true and complete copy thereof to Buyer. Buyer may refuse to approve a lessor consent or estoppel on any reasonable grounds, including without limitation inconsistency, if any, between the facts set forth therein and the facts set forth on Schedule 3.6(d). Except as set forth in Section 5.11, Buyer shall not be obligated to obtain any releases of any guaranties given by any Person who is an Affiliate of Target, to furnish any guaranties, additional deposits, letters of credit or other security for performance of the lessee's obligations under any of the Target Leases. Upon written approval by Buyer of any such consent and estoppel, in whatever form, such consent and estoppel shall be deemed the "Lessor Consent and Estoppel" with respect to such Target Lease. If Target fully complies with its covenants in this Section 2.7, but is not able to deliver a consent and estoppel in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then Target shall not be liable for Damages for the non-delivery of such consent and estoppel.

        2.8.    REA Estoppels and DDA Consents

          (a)   With respect to each REA relating to the Target Leases, Target shall promptly after the date hereof request that the parties thereto execute estoppels with respect to such REA in the form, if any, contemplated by such REA. Each Target shall use its Reasonable Best Efforts to promptly obtain such an estoppel, completed and duly executed by such party or parties, on or prior to the Due Diligence Deadline. If an REA does not contemplate estoppels, then Target shall have no obligation to seek or obtain estoppels with respect to such REA. Target and Buyer shall pay to each such party or parties any reasonable fee, cost or expense (including attorneys' fees of such party or parties) to which such party or parties are entitled under the REA, within the time and in the manner provided in the REA. Target and Buyer agree to equally share any such fee, cost or expense for amounts up to $500 per REA; provided, that, if such fee, cost or expense exceeds $500 per REA, then Target shall pay the excess. The parties shall not be obligated to pay any such fee, cost or expense unless the REA provides for such payment by its written terms. Within 5 calendar days of receipt by Target of any such estoppel executed by any such party, Target shall deliver a true and complete copy thereof to Buyer.

          (b)   With respect to each DDA pursuant to which Target is acting as developer, Target shall promptly after the date hereof request that the government agency that is party thereto execute a consent to the Contemplated Transactions. Target shall use its Reasonable Best Efforts to promptly obtain such consent, completed and duly executed by such agency, on or prior to the Due Diligence Deadline. Within 5 calendar days of receipt by Target of any such consent executed by any such agency, Target shall deliver a true and complete copy thereof to Buyer. If Target fully complies with its covenants in this Section 2.8, but is not able to deliver an estoppel or consent in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then Target shall not be liable for Damages to Buyer for the non-delivery of such estoppel or consent.

        2.9.    SNDAs

        With respect to Target Leases which is a sublease, if any, Target shall promptly after the date hereof request that each master lessor execute a non-disturbance agreement in form and substance reasonably acceptable to Buyer; provided that Target shall have no obligation to request any such non-disturbance agreement (a) from any master lessor that has previously executed such a non-disturbance agreement which is assignable by Target to Buyer or (b) with respect to any master lease that expressly provides for non-disturbance of any subleasehold, upon the termination of the superior master lease, so long as the sublessee attorns to the superior master lessor and is not then in default, on terms and conditions that are reasonably acceptable to Buyer. With respect to each of the Target Leases, if any, which is subordinate to a deed of trust executed by the lessor, or by a master lessor, Target shall promptly after the date hereof request that the beneficiary of each such deed of trust execute a non-disturbance agreement in form and substance reasonably acceptable to Buyer, provided that Target shall have no obligation to request any such non-disturbance agreement from any beneficiary that has previously executed such a non-disturbance agreement which is assignable by Target to Buyer. Target shall use its Reasonable Best Efforts to promptly obtain such non-disturbance agreements from each party, completed and duly executed by such party prior to the Due Diligence Deadline. Within 5 calendar days of receipt by Target of any such non-disturbance agreement executed by any such party, Target shall deliver a true and complete copy thereof to Buyer. If Target fully complies with its covenants in this Section 2.9, but is not able to deliver a non-disturbance agreement in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then Target shall not be liable for Damages to Buyer for the non-delivery of such non-disturbance agreement.

        2.10.    Memoranda of Leases

        With respect to Target Leases (other than Target Leases which are Related Party Contracts) for which a memorandum of lease is not recorded in the official real property records in which the Real Property is located, Target shall promptly after the date hereof request that the lessor thereunder execute a memorandum of lease in form and substance reasonably acceptable to Buyer. Target shall use its Reasonable Best Efforts to promptly obtain such memoranda of lease, duly executed and acknowledged by such lessor and otherwise in recordable form, on or prior to the Due Diligence Deadline. Within 5 calendar days of receipt by Target of any such memorandum executed by any such lessor, Target shall deliver a true and complete copy thereof to Buyer. If Target fully complies with its covenants in this Section 2.10, but is not able to deliver a memorandum of lease in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then Target shall not be liable for Damages to Buyer for the non-delivery of such memorandum of lease.

        2.11.    Development Agreement

        Target and Buyer shall each use their Reasonable Best Efforts to agree to the terms of the Development Agreements by the Due Diligence Deadline.

        2.12.    Delivery of Property; Minimum Concessions Inventory

          (a)   Upon Closing, Target shall make available to Buyer (i) originals, to the extent available, and otherwise copies of, Target Leases and Target Contracts; (ii) copies or originals of all available books and records of account, contracts, copies of correspondence with tenants and suppliers, unpaid bills and other papers or documents which pertain to the operation and management of Target Leases and Target Contracts; (iii) all available permits and warranties for such location; (iv) if in Target's Possession, the original "as-built" plans and specification; and all other available plans and specifications and operation manuals; and (v) all keys, combinations and security codes.

          (b)   Upon Closing, Target shall use its Reasonable Best Efforts to insure that it has at each theatre covered by the Target Leases (and which is open for business as of the Closing) the Minimum Concessions Inventories.

3.     REPRESENTATIONS AND WARRANTIES OF TARGET AND DESERT

        Target represents and warrants to Buyer and Merger Subsidiary that the following statements contained in this Section 3 are accurate as of the date of this Agreement

        3.1.    Organization and Good Standing

          (a)   Schedule 3.1(a) contains a complete and accurate list of jurisdictions in which Target is qualified to do business as a foreign entity. Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Target is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of California and each other state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not have a material adverse effect on any of the business, operations, assets or financial condition of Target or the Purchased Assets ("Material Adverse Effect").

          (b)   Complete and accurate copies of the Governing Documents of Target and Desert, as currently in effect, have been delivered to Buyer.

          (c)   Except for Desert, Target's only Subsidiary, Target does not own any shares of capital stock, equity interests or other securities of any Person. Desert does not own any shares of capital stock, equity interests or other securities of any Person. All of the issued and outstanding equity interests and other securities of Target and of Desert have been duly authorized and are validly issued, fully paid, and non-assessable. Target holds of record and owns beneficially all of the outstanding shares and other equity interests of Desert, free and clear of any Encumbrances, warrants or other purchase rights. Neither Target nor Desert owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

        3.2.    Enforceability; Authority; No Conflict

          (a)   This Agreement constitutes the legal, valid and binding obligation of Target, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Target of the Holdback Escrow Agreement, and each other agreement to be executed or delivered by Target at the Closing (collectively, the "Target's Closing Documents"), Target's Closing Documents will constitute the legal, valid and binding obligation of Target, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Target has the power and authority to execute and deliver this Agreement and the Target's Closing Documents and to perform its obligations under this Agreement and the Target's Closing Documents, and such action has been duly authorized by all necessary action by Target's members, managers and any other governing body.

          (b)   Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

              (i)  breach (A) any provision of any of the Governing Documents of Target or (B) any resolution or consent adopted by the members, managers or other governing body or equity owners of Target;

             (ii)  breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Target, or any of the Assets, may be subject;

            (iii)  contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Target or that otherwise relates to the Assets;

            (iv)  breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Target is a party or bound or their Assets are subject; or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

          (c)   Except as set forth in Schedule 3.2 (c), Target is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3.    Capitalization

        All current members of Target and the Percentage Interests (as defined in the Governing Documents of Target) of each such member as of the date of the Agreement are set forth on Schedule 3.3. All of such Interests have been duly authorized, are validly issued, fully paid and non-assessable and are held of record and are owned by such Persons set forth on Schedule 3.3. Except as set forth on Schedule 3.3, Target is not a party to any Contracts relating to the issuance, sale or transfer of any membership interest or other securities of Target and to the knowledge of Target, no member of Target is party to any Contract relating to voting of or the sale or transfer of any membership interest or other securities of Target. Except as set forth on Schedule 3.3, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target or Desert to issue, sell, or otherwise cause to become outstanding any of their Interests. There are no outstanding or authorized appreciation, phantom, profit participation, or similar rights with respect to Target or Desert. Except as set forth on Schedule 3.3, Target is not party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of the Interests of Target or Desert nor are there any agreements or understandings with respect to registration rights for Interests of Target or Desert. The amounts to be paid by Buyer to the Target Members pursuant to this Agreement are in accordance with the Governing Documents of Target and applicable Legal Requirements, and no Target Member shall have any claim against Buyer, Merger Subsidiary or Surviving LLC as a result of such payments.

        3.4.    Financial Statements

          (a)   Target has delivered to Buyer an audited consolidated balance sheet of Target as of December 31, 2003 (including the notes thereto, the "Balance Sheet"), and the related consolidated audited statements of income and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Grant Thornton, independent certified public accountants. Such consolidated financial statements fairly and accurately present in all material respects (and the financial statements delivered pursuant to Section 5.7 will fairly and accurately present in all material respects) the financial condition and the results of operations and cash flows of Target as at the respective dates of and for the periods covered by such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.7 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Target. Target has also delivered to Buyer copies of all letters from Target's auditors to Target or the audit or other similar committee thereof since Target's inception, together with copies of all responses thereto.

          (b)   Schedule 3.4(b) contains theatre level cash flows for each theatre included in the Real Property, together with adjusted home office expenses and revenues (net) allocated to such theatre (the "Theatre Level Cash Flows"), for the twelve months ended December 31 2003. The Theatre Level Cash Flows were prepared in good faith from the accounting records of Target in a manner consistent with past practices.

        3.5.    Books and Records

        The books of account and other financial Records of Target, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Target, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and all material action taken by, the members, managers and governing bodies of Target.

        3.6.    Title to Assets; Encumbrances; Condition of Tangible Personal Property

          (a)   Schedule 3.6(a) accurately and completely identifies all of the written or oral instruments and agreements of any kind to which Target is a party or by which it is bound as successor-in-interest, as either lessee or sublessee, for the leasing, rental or occupancy of any portion of the Real Property ("Target Leases"). Schedule 3.6(a) also accurately and completely identifies all such leases and all amendments, modifications, supplements, waivers, renewals and extensions thereof, and all documents evidencing the exercise of any options to renew, extend, terminate, expand or relocate thereunder, and all such instruments or agreements determining or purporting to determine the square footage of the premises of such leases, or the improvements thereon, or of any other real property of which the premises are a part, or the improvements thereon, for the purpose of calculating additional rent or otherwise, and any such instrument or agreement determining or purporting to determine the commencement or expiration date of the lease term, or any renewal or extended term of such leases. Target does not own any real property. Schedule 3.6(a) contains an accurate and complete list of all development agreements, redevelopment agreements, development and disposition agreements and similar agreements, and all amendments, modifications, supplements, waivers, renewals and extensions thereof to which Target is a party or, to Target's Knowledge, by which it is bound. Complete and correct copies of each document set forth on Schedule 3.6(a) (to the extent not already provided to Buyer) shall be delivered to Buyer within 10 days of the execution hereof. Such documents shall be in form and substance satisfactory to Buyer and if such a document is not delivered to Buyer in accordance with this Section 3.6(a), it shall be deemed deleted and shall be deleted from Schedule 3.6(a) at or prior to Closing.

          (b)   Except as disclosed on Schedule 3.6(b), (i) all of the Target Leases are valid and binding by and against Target; and (ii) no defaults by Target exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by Target under any Target Lease. Except as disclosed on Schedule 3.6(b), (A) to Target's Knowledge, all of the Target Leases are valid and binding by and against the other parties thereto (or their successors in interest); and (B) to Target's Knowledge, no defaults by the other parties thereto (or their successors in interest) exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by such other parties under any Target Lease.

          The provision in Section 3.6(b)(ii) shall be deemed not to apply to any default under Target Lease based upon defects, latent or patent, in the physical condition of the Real Property, including without limitation the compliance of the Real Property with any Legal Requirement which default is unasserted by the landlord as of the Effective Time.

          (c)   Except to the extent disclosed on Schedule 3.6(c) and subject to the receipt of the consent contained in the corresponding Lessor Consent and Estoppel, execution of this Agreement and the consummation of the Contemplated Transactions, does not and shall not (i) give rise to a right on the part of any lessor or sublessor or, to Target's Knowledge, any other person to purchase by virtue of any right granted by Target, to terminate Target Lease, or to recapture all or any portion of the Real Property, or (ii) result in the termination or cancellation of any option to renew or extend the term of any Target Lease, or of any other right or option otherwise exercisable by the lessee or sublessee, as applicable, under any of the Target Leases.

          (d)   Schedule 3.6(d) accurately and completely identifies, as of the date hereof, with respect to each Target Lease, (i) to Target's Knowledge, the correct name of the current lessor; (ii) to Target's Knowledge, the address or addresses at which such lessor is entitled to receipt of notices that must or may be delivered by Target to such lessor under the corresponding lease; (iii) the dates upon which the current term of the lease commenced and upon which it will expire not including any extension or termination rights set forth in the corresponding lease; (iv) the period or periods of any remaining renewal or extended terms of the lease which Target has the option to exercise; (v) the current base rent payable under the lease, and any scheduled increases in such base rent during the remainder of the current term of the lease; (vi) the manner in which any percentage rents payable during the current term of the lease is determined; (vii) the operating expense passthroughs paid by Target for the most recent month prior to the date of this Agreement for which they were paid; (viii) the unused or unapplied amount of any security deposit or letter of credit which such lessor holds in connection with the performance of Target's obligations under the lease; and (ix) the name and the address of any guarantor of Target's obligations under the lease.

          (e)   Schedule 3.6(e) accurately and completely identifies all leases, pad leases, ground leases, subleases, licenses or concession agreements relating to the Real Property for which Target is a party, or by which it is bound as successor in interest by written instrument, as either the lessor, groundlessor, sublessor, licensor or grantor;

          (f)    To Target's Knowledge, Schedule 3.6(f) accurately and completely identifies, as of the date of this Agreement, all other instruments and agreements (i.e., other than the instruments and agreements identified on Schedule 3.6(a) and on Schedule 3.6(e)) which are not recorded in the real property records and which affect Target's occupancy of the Real Property including, without limitation, any such unrecorded parking agreements, advertising agreements, merchant association agreements, development agreements, redevelopment agreements, development and disposition agreements. Complete and correct copies of each document set forth on Schedule 3.6(f) (to the extent not already provided to Buyer) shall be delivered to Buyer within 10 days of the execution hereof. If such a document is not delivered to Buyer in accordance with this Section 3.6(f), it shall be deemed deleted and shall be deleted from Schedule 3.6(f) at or prior to Closing.

          (g)   Schedule 3.6(g) sets forth an accurate and complete list of all Tangible Personal Property which have a book value in excess of $2,000 per item. Except as set forth on Schedule 3.6(g), each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the Ordinary Course of Business. Schedule 3.6(g) accurately and completely identifies, as of the date hereof, with respect to each agreement for the lease or rental of any Tangible Personal Property, the names of the parties to each such agreement, the date of each such agreement (including each amendment, modification or supplement thereto) and the items of personal property leased or rented under such agreement. Schedule 3.6(g) also sets forth a list of all concession equipment that is located on the Real Property and is owned by a Person other than Target or the landlord under the applicable Target Lease.

          (h)   Target has good and marketable title and/or validly owns the Assets (other than the Target Leases) free and clear of any Encumbrances other than Permitted Non-Real Property Encumbrances ("Non-Real Property Encumbrances"). Target warrants to Buyer that, at the time of Closing, all of the Assets (other than the Target Leases) shall be free and clear of all Non-Real Property Encumbrances other than those identified on Schedule 3.6(h) as acceptable to Buyer ("Permitted Non-Real Property Encumbrances").

          (i)    Schedule 3.6(i) contains an accurate list of all agreements or instruments to which Target is a party and which provide for, create or perfect a voluntary monetary lien which encumbers any one or more of the Target Leases or any interest therein.

        3.7.    Condition of Real Property

          (a)   Except as disclosed on Schedule 3.7(a), (i) Target has not received written notice of any proceeding either instituted, or planned to be instituted, respecting any taking, condemnation, action in eminent domain, or any voluntary conveyance in lieu thereof, of any part of the Real Property, or any interest therein or right accruing thereto or use thereof and (ii) to Target's Knowledge, no taking or voluntary conveyance of all or part of any Real Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Body affecting the Real Property or any portion thereof has been commenced or planned to be instituted with respect to all or any portion of any Real Property.

          (b)   Except as disclosed on Schedule 3.7(b), (i) Target has received no written notice from any (A) Governmental Body that any of the Real Property is in violation of any Occupational Safety and Health Law or any other Legal Requirement, or (B) third party that the Real Property is in violation of any REA or DDA affecting such Real Property, and (ii) to Target's Knowledge, no such violations described in Section 3.7(b)(i) exist; and (iii) all improvements on the Real Property are in good repair and working order, ordinary wear and tear excepted.

          (c)   Target has not received written notice of any adverse claims or demands with respect to the rights of access to public ways to permit the Real Property to be used for its intended purpose.

  All Real Property is served by operating water, electric and telephone services and to Target's Knowledge, sewer, sanitary sewer and storm drain facilities. To Target's Knowledge, all reciprocal easement agreements affecting any Real Property or Property are in full force and effect and Target has not asserted any defaults against the other parties thereto and has not received any written notice of any defaults there under.

          (d)   To Target's Knowledge, no building or structure on any Real Property or any Appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Target Lease.

        3.8.    Inventories

        All Inventory consists of a quality usable and saleable, in the Ordinary Course of Business of Target. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of Target.

        3.9.    No Undisclosed Liabilities

        Except as set forth in Schedule 3.9, Target has no Liability (except for Liabilities reflected or reserved against in the Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Target since the date of the Balance Sheet.

        3.10.    Taxes

          (a)   Target and Desert have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Target and Desert are true, correct and complete in all material respects. Target and Desert have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Target and Desert, except such Taxes, if any, as are listed in Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided in Schedule 3.10(a), Target and Desert currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or to Target's Knowledge is expected to be made against Target or Desert by any Governmental Body in a jurisdiction where Target and Desert do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets for Taxes (other than for current Taxes not yet due and payable) or that arose in connection with any failure (or alleged failure) to pay any Tax, and Target has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

          (b)   Target has made available to Buyer copies of all Tax Returns filed by Target and Desert since its inception. Schedule 3.10(b) contains a complete and accurate list of all Tax Returns of Target and Desert that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Target, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.10(b). Target has made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.10(b), Target has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Target or

  Desert either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Target has Knowledge. Schedule 3.10(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 3.10(b), Target has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Target or Desert or for which Target or Desert may be liable.

          (c)   The charges, accruals and reserves with respect to Taxes (other than deferred Taxes) on the Records of Target and Desert are adequate (determined in accordance with GAAP) and are at least equal to Target's and Deserts' liability for Taxes. There exists no proposed tax assessment or deficiency against Target or Desert except as disclosed in the Balance Sheet or in Schedule 3.10(c).

          (d)   (i) All Taxes that Target or Desert is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person; (ii) there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes); (iii) each of Target and Desert (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Target and Desert) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise; and (iv) Target and Desert have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Target nor Desert is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law). Neither Target nor Desert has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

          (e)   Neither Target nor Desert will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          (f)    Neither Target nor Desert has distributed stock or other securities of another Person, or has had its Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

        3.11.    No Material Adverse Effect

        Since the date of the Balance Sheet, except for the transactions and transfers contemplated or consummated under the Desert APA (including the distributions to Target and to Target Members of the consideration payable thereunder), no event or development has occurred or circumstance exists which has had or could otherwise be expected to have, individually or in the aggregate a Material Adverse Effect.

        3.12.    Employee Benefits

          (a)   Set forth in Schedule 3.12(a) is a complete and correct list of all "employee benefit plans" as defined by ERISA Section 3(3), all specified fringe benefit plans as defined in Code Section 6039D, and all other material bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary- continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or Welfare Plan, and any other material employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated within 12 months prior to the date of this Agreement, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Target or any other corporation or trade or business controlled by, controlling or under common control with Target (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b)) but excluding Philip Harris & Associates, Inc.("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Target or any ERISA Affiliate, or with respect to which Target or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Target or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Set forth on Schedule 3.12(a) is a complete and correct list of all ERISA Affiliates of Target.

          (b)   Target does not participate in any Multiemployer Plan.

          (c)   Target has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, assets and any other matters which relate to the obligations of Target or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefore; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and the preceding year; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plans have been made or obligations incurred (including both Defined Benefit Plans and Welfare Plans) by Target or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all executory contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks regarding the Employee Plans.

          (d)   Except as disclosed in Schedule 3.12(d), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

          (e)   Target does not maintain a Minimum Funding Plan.

          (f)    Target does not maintain a Defined Benefit Plan.

          (g)   Target has, at all times, complied, and currently complies in all material respects, with the applicable continuation requirements for its Welfare Plans, including (i) Code Section 4980B (as well as its predecessor provision, Code Section 162(k)) and ERISA Sections 601 through 608, inclusive, which provisions are hereinafter referred to collectively as "COBRA" and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

          (h)   The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Target nor any fiduciary of an Employee Plan has violated the requirements of ERISA Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

          (i)    Each Employee Plan that is intended to be qualified under Code Section 401(a) or is a Defined Benefit Plan has received a favorable determination letter from the IRS, and Target has no Knowledge of any circumstances that will or could result in the revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Code Section 501(a), and Target is not aware of any circumstance that will or could result in a revocation of such exemption.

          (j)    There is no material pending or to Target's Knowledge threatened Proceeding relating to any Employee Plan. Neither Target nor, to Target's Knowledge, any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Target, Surviving LLC or Buyer to a Tax or penalty imposed by either Code Section 4975 or ERISA Section 502(l) or a violation of ERISA Section 406.

          (k)   Schedule 3.12(k) lists all funded Welfare Plans that provide benefits to current or former employees of Target. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Code Sections 419A(b) and Code 419A(c). Target is not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Code Section 419(e)) under Code Section 419A(g).

          (l)    Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Target. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Code Section 4999.

          (m)  Except for the continuation coverage requirements of COBRA, Target has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Welfare Plans.

          (n)   No written or oral representations have been made to any employee or former employee of Target concerning the employee benefits of Buyer or Surviving LLC.

          (o)   Target has (i) filed or caused to be filed all returns and reports on the Employee Plans that it is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Target have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Target or from any other person that are or could become an Encumbrance on any Target Asset or could otherwise adversely affect the businesses of the Target Asset. Target has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations in connection with its Employee Plans, and all of those amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

        3.13.    Compliance with Legal Requirements; Governmental Authorizations

          (a)   Except as set forth in Schedule 3.13(a) and other than those Legal Requirements that are governed by Section 3.7: (i) Target is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance could not have a Material Adverse Effect; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Target of, or a failure on the part of Target to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where such event or circumstance could not have a Material Adverse Effect; and (iii) Target has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, (A) any actual, alleged or potential violation by Target of, or failure on the part of Target to comply with, any Legal Requirement or (B) any actual, alleged or potential obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b)   Schedule 3.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Target related to the Assets or that is held by a Person other than Target that is required in connection with the present and contemplated operation of the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b): (i) Target has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b) except where the failure to be in compliance would not reasonably by expected to have a Material Adverse Effect; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of Target or a failure on the part of Target to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b) except where such event or circumstance could not have a Material Adverse Effect; and (iii) Target has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation by Target of or failure on the part of Target to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

        3.14.    Legal Proceedings; Orders

          (a)   Except as set forth in Schedule 3.14(a), there is no pending or, to Target's Knowledge, threatened Proceeding: (i) by or against Target or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Target; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. There are no Proceedings listed or required to be listed in Schedule 3.14(a) that could have a Material Adverse Effect. There is no Proceeding with respect to which the defense is not being provided by the insurer under the insurance policies referenced in Section 3.17.

          (b)   Except as set forth in Schedule 3.14(b), there is no Order to which Target, its business or any of the Assets is subject, and Target is and has been in compliance with all terms and requirements of each Order to which it or any of the Assets is or has been subject.

        3.15.    Absence of Certain Changes and Events

        Except as set forth in Schedule 3.15, except for the transactions and transfers contemplated or consummated under the Desert APA (including the distributions to Target and to Target Members of the consideration payable thereunder), since the date of the Balance Sheet, Target has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a)   Amendment to the Governing Documents of Target;

          (b)   Damage to or destruction or loss of any of the Assets, whether or not covered by insurance except where such damage or destruction could not otherwise have a Material Adverse Effect;

          (c)   Sale (other than sales processing, use or other disposition of Inventories and collection of Accounts Receivable in the Ordinary Course of Business, and depletion of Concessions Inventories not in the Ordinary Course of Business), lease or other disposition of any Asset or property of Target or the creation of any Encumbrance on any Asset;

          (d)   Cancellation or waiver of any claims or rights with a value to Target in excess of $250,000; or

          (e)   Material Contract outside the Ordinary Course of Business entered into by Target or any Subsidiary;

          (f)    Acceleration, termination, material modification to, or cancellation of any Material Contract to which Target or Desert is a party or by which any of them is bound;

          (g)   Encumbrance by Target or Desert upon any of its Assets, tangible or intangible;

          (h)   Material capital investment in, or any material loan to, any other Person by Target or Desert;

          (i)    Creation, incurrence, assumption, or guarantee in aggregate indebtedness for borrowed money and capitalized lease obligations by Target or Desert;

          (j)    Issuance, sale, or other disposition of any of Interests, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Interests by Target or Desert;

          (k)   Declaration, set aside, or payment of any dividend or distribution with respect to its Interests (whether in cash or in kind) or redemption, purchase, or other acquisition of any of its Interests by Target or Desert, except for regular, monthly distributions of cash to Target Members in the ordinary course of business and consistent with past practice;

          (l)    Loan to, or any other transaction with, any of Target's or Desert's members, managers, officers, and employees or Affiliates;

          (m)  Grant of any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business or any other material change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business by Target or Desert;

          (n)   Amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Plan) by Target or Desert; and

          (o)   Commitment to any of the foregoing by Target or Desert.

        3.16.    Contracts; No Defaults

          (a)   Except as set forth in Schedules 3.6(a), 3.12(a) and 3.16(a), Target is not party to any oral or written (i) employment, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar Contract, (ii) Contract, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Target or the guaranty of any obligation for the borrowing of money by Target, (iii) Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any Target Lease, (iv) Contract relating to the renovation or construction of any theatre, or Contract which involves an obligation or right to receive payment of more than $50,000, (v) any agreement concerning a partnership or joint venture; (vi) any capitalized lease obligation; (vii) (A) any material Contract concerning confidentiality or non-solicitation of employees or customers or (B) any Contract that restricts Target from engaging in its business or from competing with other Persons or from soliciting the customers of other Persons; (viii) any material Contract with any of its Affiliates; (ix) any Contract under which the consequences of a default or termination could have a have a Material Adverse Effect; or (xi) any settlement, conciliation or similar Contract (collectively, "Material Contracts"). Complete and correct copies of all Material Contracts have been made available to Buyer by Target. All such Schedules contain an accurate and complete list of all amendments, modifications, supplements, waivers, renewals and extensions to the Material Contracts and the Target Leases.

          (b)   Except as set forth in Schedule 3.16(b), (i) Target Contract is in full force and effect and is valid and enforceable in accordance with its terms against Target except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles, and to the Knowledge of Target each other Person party thereto; and (ii) Target Contract will be enforceable by Surviving LLC after the Merger without the consent of any other Person.

          (c)   Except as set forth in Schedule 3.16(c), (i) Target is, and has been, in compliance with all applicable terms and requirements of Target Contract except where such non-compliance could not otherwise have a material Adverse Effect; (ii) to Target's Knowledge each other Person that has any Liability under any Target Contract, is, and has been, in full compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists as a result of any act or omission by Target that may give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Target Contract; (iv) no event has occurred or circumstance exists as a result of any act or omission of Target that would cause the creation of any Encumbrance affecting any of the Assets; and (v) Target has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged or potential violation or breach of, or default under, any Target Contract.

          (d)   Target is not involved in any renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Target under Target Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand on Target for such renegotiation.

        3.17.    Insurance

          (a)   Schedule 3.17(a) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Target or Desert is a party, a named insured, or otherwise the beneficiary of coverage (but excluding any policies solely covering assets of Desert to be acquired by Buyer pursuant to the Desert APA):

              (i)  the name, address, and telephone number of the agent;

             (ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii)  the policy number and the period of coverage;

            (iv)  the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

             (v)  a description of any retroactive premium adjustments or other material loss-sharing arrangements.

          (b)   Except as set forth in Schedule 3.17(b): (i) all policies of insurance to which Target is a party or that provide coverage to Target (but excluding any policies solely covering assets of Desert to be acquired by Buyer pursuant to the Desert APA): (A) are valid and outstanding; (B) taken together, provide adequate insurance coverage for the Assets and the operations of Target for all risks normally insured against by a Person carrying on the same business or businesses as Target in the same location (ii) Target has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; (iii) Target has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Target and (iv) Target has given notice to the insurer of all claims of which Target has Knowledge that may be insured thereby. Schedule 3.17(b) describes any self-insurance arrangements regarding Target.

        3.18.    Environmental Matters

          (a)   Except as disclosed in Schedule 3.18:

              (i)  With respect to the operations at, on or affecting the Real Property, Target has complied and is in compliance with, all Environmental Laws.

             (ii)  Target has no and will not have any liability, under any Environmental Law, nor is Target responsible for any liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise, with respect to facts, circumstances, Releases or conditions (A) first existing, initiated or occurring during Target's tenancy at any Real Property; (B) of which Target has Knowledge; or (C) caused by Target or Target's employees, agents, contractors, subcontractors, officers or directors ("Target Parties"). No Environmental

    Claim is pending, or to Target's Knowledge, threatened against or relating to Target respecting any Real Property.

            (iii)  Target has been duly issued and currently maintains all Environmental Permits necessary to operate the assets of Target at the Real Property as currently operated. A true and complete list of all such Environmental Permits is set out in the Schedule 3.18. All of Target's Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated by this Agreement.

            (iv)  None of the following first became present at any Real Property during Target's ownership, operation or tenancy at any Real Property, none of the following became present at the Real Property as a result of the actions of Target Parties, and, to Target's Knowledge, none of the following currently exist at the Real Property: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (B) a dump or landfill; (C) filled in land or wetlands; (D) PCBs; (E) asbestos-containing materials; or (F) toxic mold.

             (v)  Target has not arranged, by contract, agreement, or otherwise, for the transportation, treatment or disposal of Hazardous Materials originating at the Real Property at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

          (b)   Target has furnished to Buyer or shall deliver to Buyer in accordance herewith within 10 days after execution of this Agreement, copies of all environmental assessments, reports, audits and other documents in Target's Possession that relate to the current or past environmental condition of any Real Property or Target's past or present compliance with or liability under Environmental Laws respecting any Real Property, a true and complete list of which is set forth in Schedule 3.18(b). To Target's Knowledge, all such information that Target has furnished to Buyer is accurate and complete.

        3.19.    Employees; Labor Disputes; Compliance

          (a)   Target has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment and withholding of Taxes and occupational safety and health except where such non-compliance could not otherwise have a Material Adverse Effect. No claim or proceeding is pending, or to Target's Knowledge, threatened with respect to any actual, alleged, or potential failure to comply with any of the foregoing Legal Requirements.

          (b)   Except as disclosed in Schedule 3.19(b), (i) Target has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Target's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Target; (iii) there is not pending or, to Target's Knowledge, threatened against or affecting Target any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Target or its Assets (including the Real Property); (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Target or the conduct of its business; (vii) there is no lockout of any employees by Target, and no such action is contemplated by Target; and (viii) to Target's Knowledge there has been no charge of discrimination filed against or threatened against Target with the Equal Employment Opportunity Commission or similar Governmental Body.

        3.20.    Intellectual Property

          (a)   Except for the Marks and off-the-shelf computer programs, there are no other Intellectual Property Assets.

          (b)   Subject to the rights of use of Signature Theatres, LLC and Turlock Cinemas, LLC, Target is the sole owner of, and has the right to sell or license the Marks to Buyer, free and clear of all Encumbrances. The Marks constitute all the trademarks and service marks owned or used by Target in connection with the operation of the Target Assets. There is no pending or to Target's Knowledge, threatened opposition or other legal or governmental proceeding before any court or registration authority against or involving the Marks. To Target's Knowledge, Buyer's use of the Marks in a manner consistent with Target's use prior to the Effective Date will not interfere with, infringe upon or misappropriate any intellectual property right of any third party. There are no settlements, judgments, orders or other agreements which restrict the rights of Target, and which may restrict the rights of Buyer, to use the Marks in connection with the Target Assets. The Contemplated Transactions will not require any Governmental Authorization or the Consent of any third party in respect of the Marks.

          (c)   Schedule 3.20(d) contains a complete and accurate list and summary description, and Target has delivered to Buyer accurate and complete copies, of all Contracts relating to the Intellectual Property Assets. There are no outstanding or, to Target's Knowledge, threatened disputes or disagreements with respect to any such Contract.

        3.21.    Notes and Accounts Receivable

        All notes and accounts receivable of Target and Desert are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims except as reflected or disclosed in the Balance Sheet or the notes thereto, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date.

        3.22.    Powers of Attorney

        There are no outstanding powers of attorney granted by Target in favor of any third-party attorney-in-fact, except as shall have been terminated or revoked by Target prior to the Closing.

        3.23.    Brokers or Finders

        Neither Target nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Target's business or Assets or the Contemplated Transactions.

        3.24.    Transactions with Affiliates

        Except as set forth on Schedule 3.24, as of the Closing Date, no current or former manager, director, executive officer or member of Target or any Affiliate of Target will be party to any Material Contract or Target Lease or, to Target's Knowledge, has a material interest in any Material Contract or Target Lease.

        3.25.    Representations and Warranties

        Other than with respect to the representations and warranties made in Article 4 of this Agreement and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Target acknowledges that neither Buyer nor any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any Liability with respect to any of the information provided or made available to Target or their Representatives.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Target that the following statements contained in this Article 4 are accurate as of the date of this Agreement:

        4.1.    Organization and Good Standing

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

        4.2.    Authority; No Conflict

        This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Buyer of this Agreement, the Holdback Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Buyer has the power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

        4.3.    Brokers or Finders

        Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        4.4.    Representations and Warranties

          (a)   Other than with respect to the representations and warranties made in Article 3 of this Agreement as modified by the Disclosure Schedule and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Buyer acknowledges that none of Target or any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any Liability with respect to any of the information provided or made available to Buyer or its Representatives.

          (b)   Buyer further acknowledges that any projections, pro formas and forecasts provided by Target to Buyer and prepared in good faith and based on reasonable assumptions for Target's operations and business practices are not to be viewed as facts or representations or warranties by Target, and that actual results of operations during the periods covered by such forecasts, pro formas and projections (whether conducted by Target or by Buyer) may differ from the projected or forecasted results; and no such differences shall constitute a breach by any Target of a representation or warranty.

5.     COVENANTS OF TARGET PRIOR TO CLOSING

        5.1.    Access and Investigation

          (a)   Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Target shall (a) afford Buyer and its Representatives (collectively, "Buyer Group") reasonable access, during regular business hours, to Target's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Target; (ii) permit Buyer Group to make copies at Buyer's sole expense of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (ii) furnish Buyer Group with such additional financial, operating and other data and information relating to the Assets as Buyer may reasonably request; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Target.

          (b)   In addition, Buyer shall have the right to have the Real Property, and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property, including such engineering, seismic, asbestos, environmental and mold surveys and inspections as Buyer deems appropriate. Any such inspection shall be scheduled upon reasonable advance notice to Target and conducted as described in clause (i) above and, if applicable, as hereinafter provided. In the event subsurface testing, any testing involving the taking of samples or other physically destructive or invasive testing is recommended by any of Buyer Group, no such testing shall be performed without the prior consent of Target (which shall not be unreasonably withheld) and, if required under the Target Lease, the lessor or sublessor thereunder. Subject to applicable Legal Requirements, upon the completion of any inspection or test, Buyer shall reasonably restore the Real Property to its condition prior to such inspection or test. Buyer shall indemnify Target and hold harmless Target and will reimburse Target for Damages to the extent caused by Buyer in connection with its physical inspection of the Real Property conducted pursuant to this Section 5.1(b); except that in no event shall Buyer be deemed to have caused Damages as a result of Buyer's discovery of any adverse condition.

        5.2.    Operation of the Business of Target

        Between the date of this Agreement and the Closing, except for the transactions and transfers contemplated or consummated under the Desert APA (including the distributions to Target and to Target Members of the consideration payable thereunder), each of Target and Desert shall:

          (a)   conduct its business only in the Ordinary Course of Business (provided that Target may deplete its Concessions Inventories in anticipation of the Closing, if Target so chooses);

          (b)   without making any commitment on Buyer's behalf, use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its officers, managers, employees and agents and maintain its relations and good will with customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c)   provide copies of theatre renovation or construction plans related to the Real Property and any material changes to such plans;

          (d)   make no material changes in management personnel;

          (e)   maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Target's business;

          (f)    keep in full force and effect, without amendment, all material rights relating to Target's business;

          (g)   comply with all Legal Requirements and contractual obligations applicable to the operations of Target's business;

          (h)   continue in full force and effect the insurance coverage under its policies or substantially equivalent policies;

          (i)    cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Target to Surviving LLC, where permissible, or obtaining new Governmental Authorizations for Surviving LLC;

          (j)    not declare, set aside or pay any dividend, distribution or other amount with respect to its and Desert's Interest, except for such monthly distributions as are made in the Ordinary Course of Business, or redeem, purchase or otherwise acquire any of its or Desert's Interest or amend its Governing Documents; and

          (k)   maintain all books and Records of Target and Desert relating to Target's and Desert's business in the Ordinary Course of Business.

        5.3.    Negative Covenant

        Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Target shall not, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.11 and Section 3.15 would occur or reasonably be expected to occur; (b) terminate, cancel, amend, modify, supplement or waive performance of any Contract, Target Lease or Governmental Authorization or take any other action with respect to any of the foregoing in a manner that is not in the Ordinary Course of Business or amend any theatre construction or renovation plans without the prior consent of Buyer, which consent shall not be unreasonably withheld or enter into any construction contracts other than with respect to the projects that are the subject of the Development Agreements and upon the prior consent of Buyer, which consent shall not be unreasonably withheld; (c) allow the levels of supplies or other materials included in the Inventories to vary materially from the levels customarily maintained except as permitted by the Concessions Letter Agreement; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the business of Target.

        5.4.    Required Approvals

        As promptly as practicable after the date of this Agreement, Target shall make all filings required to be made by them to obtain Governmental Authorizations or pursuant to Legal Requirements in order to consummate the Contemplated Transactions. Target and Desert also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements or to obtain a Governmental Authorization, shall be required to make in connection with the Contemplated Transactions. Target also shall cooperate with Buyer and its Representatives in obtaining all Consents; provided, however, that Target shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 5.4.

        5.5.    Notification

        Between the date of this Agreement and the Closing, Target shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Target's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Target shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement Target's Disclosure Schedule or prevent or cure any breach or affect any rights of Buyer under Article 7, Article 9 and Article 11. During the same period, Target also shall promptly notify Buyer of the occurrence of any breach of any covenant of Target in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        5.6.    Reasonable Best Efforts

        Target shall use its Reasonable Best Efforts to cause the conditions in Article 7 to be satisfied by the Scheduled Closing Date.

        5.7.    Interim Financial Statements

        Until the Closing Date, Target shall deliver to Buyer within ten days after the end of each month and within 45 days after the end of each fiscal quarter a copy of the financial statements for such month and fiscal quarter, respectively. Such financial statements and the deliveries under Section 2.8 shall be prepared in a manner and containing information consistent with and certified by Target's chief financial officer as to compliance of such financial statements with the third, fourth and fifth sentences of Section 3.4.

        5.8.    Payment of Liabilities

        Between the date hereof and the Effective Time, Target shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations which become due and payable.

        5.9.    Current Evidence of Title

          (a)   As soon as is reasonably possible, the parties shall cause to be furnished to Buyer, at Target's expense, preliminary title reports issued by the Title Company for each of the leasehold estates under the Target Leases, together with complete and legible copies of all recorded documents appearing as exceptions thereon (the "Title Documents"). As soon as reasonably possible, Target shall cause to be furnished to Buyer, at Target's expense, (i) true and complete copies of all policies of title insurance previously obtained by Target with respect to the Target Leases, the Real Property or any portion thereof, which are in Target's Possession, and (ii) true and complete copies of all boundary, land or ALTA surveys, if any, of the Real Property or any portion thereof, in Target's Possession.

            (A)  Buyer shall have the right, but not the obligation, at Buyer's sole cost and expense, to cause to be furnished to the Title Company a current survey of all or any portion of the Real Property or a current update of a pre-existing survey.

            (B)  On or before the Due Diligence Deadline, Buyer shall deliver to Target written notice setting forth its objections, if any, to the exceptions to title reflected therein or in the updated surveys (the "Disapproved Exceptions"). At or prior to Closing, Target shall cause the removal of all voluntary monetary liens, all involuntary monetary liens which exist to Target's Knowledge as of the date hereof and all other involuntary monetary liens having a face amount of less than $1,000,000 individually, provided that Target shall only be obligated to discharge such voluntary and involuntary liens to the extent attributable to an act or omission of Target or persons claiming under or through Target (as distinct from Target's lessor or master lessor, as applicable), and provided further that Target shall not be obligated to discharge the liens of real property taxes and assessments that are not yet delinquent, such taxes being prorated pursuant to this Agreement. Target shall make Reasonable Best Efforts to remove all other Disapproved Exceptions that are reasonably disapproved by Buyer, but Target shall not be required to incur any substantial costs or to institute litigation in connection therewith. Such removal may be by way of deletion of the exception or by endorsement over the exception by the Title Company (and may be accomplished by Target by bonding) in form and substance satisfactory to Buyer. If any new exception shall appear in any supplement to the Title Documents and if such new exception existed prior to the date hereof but was not disclosed in the Title Documents, then Buyer shall have the right to object in writing to such exception within five (5) Business Days after Buyer's receipt of such supplement, and such exception shall thereafter be a Disapproved Exception. If such new exception did not exist prior to the date hereof, then Target shall promptly (but not later than Closing) remove such exception to Buyer's satisfaction subject to the limitations set forth above on Target's removal obligations respecting involuntary monetary liens, and provided Target shall have no obligation to remove new exceptions caused by the acts or omissions of Buyer or its Representatives. If Target fail to cause the removal of any exception which Target is obligated by this paragraph to remove, then Buyer's election to close shall not constitute a waiver of Buyer's rights hereunder, which shall survive Closing.

            (C)  As contemplated by Section 7.7, it shall be a condition to Buyer's obligation to close that Title Company be unconditionally committed at Closing, subject only to the payment of the applicable premium, to issue policies of title insurance (the "Title Policies") with respect to Target Leases in amounts reasonably acceptable to Buyer and the Title Company (but in no event shall the aggregate amount exceed the Merger Consideration), naming Buyer as insured and, if requested, Buyer's lender as insured, and containing no exceptions other than those which Buyer has approved in writing pursuant to Section 5.9(a). The Title Policies for the Target Leases naming Surviving LLC as insured shall be the ALTA Extended Coverage Leasehold Owner's Policy of Title Insurance—1970 Form and the Title Policies for the Target Leases naming Surviving LLC's lender as insured shall be the ALTA Extended Coverage Leasehold Lender's Policy of Title Insurance—1970 Form, if and so long as Buyer obtains Title Company's written commitment prior to the Due Diligence Deadline to issue such forms, otherwise Buyer shall accept the corresponding current ALTA form policies. If coverage equivalent to new Title Policies can be obtained with endorsements to the existing Title

    Policies, if any, previously issued to Target respecting the Target Leases, the term Title Policies shall be deemed to be a reference to such endorsement.

          (b)   Buyer shall have the right, but not the obligation, to conduct complete and current searches, at Buyer's sole cost and expense, in the name of Target and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Target is organized, the state in which Target maintains its principal place of business, each jurisdiction in which a filing would be required in order to perfect a security interest in the Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Target Lease is located and wherever else Target or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed. Prior to Closing, Target shall deliver to Buyer releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures comprising a part of the Assets are free and clear of Encumbrances, other than as permitted under this Agreement.

          (c)   On or before the Due Diligence Deadline, Buyer shall deliver to Target a written notice setting forth its objections, if any, to the physical condition of the Real Property. Target shall use Reasonable Best Efforts to cure each such objection to Buyer's reasonable satisfaction on or before the Closing Deadline; provided however, that Target shall not be required to spend more than $25,000 to cure any individual objection, or $500,000 in the aggregate to cure all such objections.

          (d)   Nothing herein waives Buyer's right to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of any breach by Target of any express representation by Target set forth in this Agreement with respect to the condition of title to the Real Property.

        5.10.    Tax Matters

        Without the prior written consent of Buyer, neither Target nor Desert shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or Desert, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or Desert, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or Desert or Surviving LLC for any period ending after the Closing Date or decreasing any Tax attribute of Target or any Subsidiary existing on the Closing Date.

        5.11.    Affiliate Guarantors

        Buyer and Target shall use their Reasonable Best Efforts to assist the Affiliate Guarantors in securing the release of the Affiliate Guarantors from their respective obligations under the affiliate guarantees of the Target Leases set forth in Schedule 5.11 ("Affiliate Guarantees"). Such Reasonable Best Efforts of Buyer shall include Buyer's offer to provide a lease guaranty on terms substantially equivalent to the Affiliate Guarantee. In the event that such an Affiliate Guarantee is not released, then Buyer shall indemnify the corresponding Affiliate Guarantor for Damages incurred by such Affiliate that constitute an Assumed Liability to the extent incurred with respect to the related Affiliate Guarantee in the same manner that Buyer indemnifies Target for Assumed Liabilities pursuant to Article 11. Only for the purposes of the foregoing indemnity as between Buyer and an Affiliate Guarantor, (a) a Predecessor Tenant shall be considered an Affiliate Guarantor and (b) the applicable

Affiliate Guarantor shall have the same rights and procedural obligations as those of a Target under Article 11.

        5.12.    Desert

        In the event that Buyer acquires the assets of Desert pursuant to the Desert APA, it is understood and agreed that as of the effective time of such asset purchase, Target shall not cause Desert to enter into any contracts or agreements or take any actions other than to comply with Legal Requirements.

6.     COVENANTS OF BUYER PRIOR TO CLOSING

        6.1.    Required Approvals

        As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Representatives and Affiliates to cooperate, with Target (a) with respect to all filings Target shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

        6.2.    Reasonable Best Efforts

        Buyer shall use its Reasonable Best Efforts to cause the conditions in Article 8 to be satisfied by the Scheduled Closing Date.

        6.3.    Notification

        Between the date of this Agreement and the Closing, Buyer shall promptly notify Target in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Buyer shall promptly deliver to Target a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or affect any rights of Target under Article 8, Article 9 and Article 11. During the same period, Buyer also shall promptly notify Target of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's and Merger Subsidiary's obligations to effect the Merger and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1.    Accuracy of Representations

        Target's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made except to the extent that such representations and warranties are qualified by the term "material," "Material Adverse Effect" or similar qualification in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect"

or such similar qualification) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date, in all cases without giving effect to any supplement to the Disclosure Schedule. If Damages for a breach or breaches of such representations and warranties exceed $167,786 individually or in the aggregate, such breach or breaches shall be deemed to be a failure of the condition precedent set forth in this Section 7.1.

        7.2.    Target's Performance

        All of the covenants and obligations that Target is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3.    Consents

        Each of the Consents set forth on Schedule 3.2(c) and required to be obtained in connection with the Contemplated Transactions shall have been obtained and shall be in full force and effect.

        7.4.    Additional Documents

        Target shall have caused the documents and instruments required by Section 2.2(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          (a)   an opinion of counsel of Target, dated the Closing Date, the substance of which is set forth in Exhibit 7.4(a);

          (b)   releases of all Encumbrances on the Purchased Assets (other than the Target Leases), other than Permitted Non-Real Property Encumbrances;

          (c)   evidence of termination of any management agreements between Target or Desert and Signature Theatres Management, LLC;

          (d)   certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Target and payment of all applicable Taxes by Target, executed by the appropriate officials of the State of Delaware and California and each jurisdiction in which Target is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a); and

          (e)   such other documents as Buyer may reasonably request for the purpose of:

              (i)  evidencing the accuracy of Target's representations and warranties;

             (ii)  evidencing the performance by Target or the compliance by Target, with any covenant or obligation required to be performed or complied with by Target;

            (iii)  evidencing the satisfaction of any condition referred to in this Article 7; or

            (iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        7.5.    No Injunction

        There shall not be in effect any Legal Requirement or injunction or other Order that (a) prohibits the consummation of the Contemplated Transaction, (b) has been adopted as issued, or has otherwise become effective since the date of this Agreement, (c) cause any of the Contemplated Transactions to be rescinded following consummation, (d) adversely affect the right of Buyer to own Surviving LLC Interests and to control Surviving LLC, Target and Desert, or (e) materially and adversely affect the right of Buyer or Desert to own Target and its Assets and to operate their business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

        7.6.    No Conflict

        Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer (including Surviving LLC or Merger Subsidiary) to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published by any Governmental Body.

        7.7.    Title Insurance

        Buyer shall have received irrevocable and binding commitments to issue the Title Policies consistent with Section 5.9, if any, between Closing and recordation. Target shall furnish to the Title Company a standard gap indemnity in form sufficient to allow the Title Company to issue the Title Policies without any exception for matters arising due to acts or omissions of Target (as distinct from any acts or omissions of Target's lessor or master lessor, as applicable) and otherwise in a form reasonably acceptable to Target.

        7.8.    Governmental Authorizations

        Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer and Surviving LLC to operate the Assets from and after the Closing.

        7.9.    Environmental Report; Physical Inspection

        Buyer shall have obtained on or before the Due Diligence Deadline, at Buyer's sole cost and expense, environmental site assessment reports and physical inspection and structural engineering reports with respect to the Real Property, which reports shall be acceptable in form and substance to Buyer in its sole discretion and Buyer shall have conducted, at Buyer's sole cost and expense, any further testing or diligence recommended in such reports. If Buyer disapproves the results of any such inspections and investigations, then, in addition to the rights specified in Section 9.1, Buyer shall have the right to terminate this Agreement by written notice delivered to Target before the Due Diligence Deadline. If Buyer fails so to terminate this Agreement on or before the Due Diligence Deadline, then the condition precedent in this Section 7.9 shall be deemed waived by Buyer.

        7.10.    Target Lease Estoppels

        Target shall have delivered to Buyer pursuant to Section 2.12 hereof, on or prior to the Due Diligence Deadline, a Lessor Consent and Estoppel duly executed and delivered by each lessor and master lessor under each of the Target Leases, in form and substance satisfactory to Buyer.

        7.11.    REA and DDA Estoppels

        Target shall have delivered to Buyer pursuant to Section 2.8 hereof on or before the Due Diligence Deadline estoppels duly executed and delivered by each of the other parties to the REAs, in form and substance reasonably satisfactory to Buyer. Target shall have delivered to Buyer pursuant to Section 2.8 hereof, consents from each of the agencies to the DDAs, in form and substance reasonably satisfactory to Buyer.

        7.12.    SNDAs

        Target shall have delivered to Buyer pursuant to Section 2.9 hereof on or before the Due Diligence Deadline original non-disturbance agreements duly executed, acknowledged and delivered by each of the parties described therein, in recordable form and otherwise in form and substance satisfactory to Buyer.

        7.13.    Memoranda of Lease

        Target shall have delivered to Buyer pursuant to Section 2.10 hereof, on or prior to the Due Diligence Deadline, original memoranda of lease duly executed, acknowledged and delivered by the lessors under the Target Leases, in recordable form and otherwise in form and substance satisfactory to Buyer.

        7.14.    Asset Purchase Agreement

        The transactions contemplated by the Desert APA shall have been consummated.

        7.15.    Resignations

        Buyer shall have received the resignations, effective as of the Closing, of each manager, director and officer of Target and Desert.

        7.16.    Target Real Property

        No damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the business of Target and Desert.

8.     CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE

        Target's obligation to effect the Contemplated Transactions and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Target in whole or in part):

        8.1.    Accuracy of Representations

        All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made except to the extent that such representations and warranties are qualified by the term "material" or similar qualification in which case such representations and warranties (as so written, including the term "material" or such similar qualification) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date.

        8.2.    Buyer's Performance

        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects. Without limiting the generality of the foregoing, Buyer shall have tendered payment of the Merger Consideration in the manner required under this Agreement

        8.3.    Additional Documents

          (a)   Buyer shall have caused the documents and instruments required by Section 2.2(b) and the following documents to be delivered (or tendered subject only to Closing) to Target Representative such other documents as Target may reasonably request for the purpose of:

              (i)  evidencing the accuracy of any representation or warranty of Buyer,

             (ii)  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or

            (iii)  evidencing the satisfaction of any condition referred to in this Article 8; or

            (iv)  otherwise facilitating the consummation or performance of the Contemplated Transactions.

          (b)   Buyer shall have caused to be delivered to the Target Representative, an opinion of Buyer's counsel, dated the Closing Date, the substance of which is set forth in Exhibit 8.3(b).

        8.4.    No Injunction

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        8.5.    Asset Purchase Agreement

        The transactions contemplated by the Desert APA shall have been consummated.

9.     TERMINATION

        9.1.    Termination Events

        By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          (a)   by Buyer if a material breach of any provision of this Agreement has been committed by Target and such breach has not been waived by Buyer or cured within 10 days by Target after written notice from Buyer thereof;

          (b)   by Target if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Target or cured within 10 days by Buyer after written notice from Target of the breach;

          (c)   by either Buyer or Target if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Deadline; or

          (d)   by mutual consent of Buyer and Target, at any time.

        9.2.    Effect of Termination

          (a)   Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 9.1 by any party, such termination shall be without liability for Damages to the other parties to this Agreement, and all obligations of all of the parties under this Agreement will terminate, except that the obligations of the parties in the last sentence of Section 5.1(b), this Section 9.2 and Article 12 (except for those in Section 12.5) will survive; provided, however, that, if this Agreement is terminated pursuant to Section 9.1(a) or 9.1(b) and the breach resulted from the willful and deliberate failure of any party to fulfill a condition to the performance of the other party, or the willful and deliberate failure to perform a covenant of this Agreement, or the willful and deliberate breach of a representation or warranty contained in this Agreement, then the terminating party's (and non-terminating party's) right to pursue legal remedies will survive such termination unimpaired.

          (b)   Target and Buyer acknowledge that the agreements contained in Section 9.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Target and Buyer would not enter into this Agreement; accordingly, if any party initiates litigation to recover Damages from the other pursuant to the proviso of Section 9.2(a), then the prevailing party shall be entitled to its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section of its Western Edition newspaper in effect from time to time during such period plus two percent.

10.   ADDITIONAL COVENANTS

        10.1.    Assistance in Proceedings

        Target Representative will reasonably cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding against Buyer after the Closing Date involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Target or its business.

        10.2.    Retention of and Access to Records

        After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices (but no less than seven (7) years) those Records of Target delivered to Buyer. Buyer also shall provide the Target Representative and its Representatives reasonable access thereto, during normal business hours and on at least ten (10) days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

        10.3.    Final Tax Return; Audits

        Target Representative shall have the sole right to prepare and file all final information and tax returns for Target and Desert for periods ending on the Closing Date, and in connection therewith, Buyer shall make available to Target Representative and its Representatives all financial and other information and records necessary to permit Tax Representative to prepare and file such returns. In the event any Governmental Body initiates an audit of any taxable period of Target (or any portion thereof) ending on or before the Closing Date, Target Representative shall have the sole authority to handle such audit on behalf of Target and Surviving LLC, except to the extent that such audit involves any tax liability or tax adjustments for periods after the Closing Date, in which case Target

Representative and Buyer shall cooperate with each other in good faith to resolve any such overlapping audit.

        10.4.    Further Assurances

        Subject to the provisos in Sections 5.1 and 6.1, the parties and Target Representative shall cooperate reasonably with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.   INDEMNIFICATION; REMEDIES

        11.1.    Survival and Materiality

          (a)   All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6.

              (i)  Notwithstanding the foregoing, in the event that there is or are any breach or breaches of the representations and warranties of Target that become known to Buyer prior to Closing based upon supplements to the Disclosure Schedules or through Buyer's exercise of its rights under Section 5.1 ("Known Breaches") and (A) the Damages related to such Known Breaches are less than or equal to $167,786, then Buyer may elect to proceed to Closing and the amount by which the Damages related to such Known Breaches are less than or equal to $167,786 shall be applied against the Basket, or (B) if the Damages related to such Known Breaches exceed $167,786 and Buyer elects to proceed to Closing, then (x) Buyer shall have waived any claim for indemnification based upon the Known Breaches to the extent that the Damages therefor exceed $167,786 and (y) such claims and Damages up to $167,786 shall be satisfied in full by application against the Basket so that the amount remaining in the Basket is $0. Notices of any such claims by Buyer and disputes over the alleged amount of Damages shall be handled as provided in the following paragraph.

             (ii)  Prior to Closing, Buyer shall deliver to Target a notice setting forth the Known Breaches, together with such supplemental information as shall be reasonably necessary or appropriate to enable Target to determine the accuracy thereof ("Breach Notice"). The Breach Notice shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 2 Business Days after receipt of the Breach Notice, Target shall notify the Buyer in writing whether Target disapproves of the Breach Notice. If Target disputes the Breach Notice, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Breach Notice shall be as delivered to Target. If Target disapproves a Breach Notice, then Target and Buyer shall use their Reasonable Best Efforts for a period of 5 Business Days to agree to the Breach Notice, and the Breach Notice shall be amended accordingly. If Target and Buyer cannot agree upon the Breach Notice, then the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Breach Notice, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, Target and Buyer shall use Reasonable Best Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this

    Section 11.1(a)(ii). The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by Target and Buyer.

          (b)   For purposes of determining whether there has been any such misrepresentation or breach of warranty pursuant to this Article 11 and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Target and Buyer shall be deemed not to be qualified by any concept of "material", "Material Adverse Effect" or similar qualification.

        11.2.    Indemnification and Reimbursement By Target and Subsidiaries

        Target shall indemnify and hold harmless Buyer and Surviving LLC, and its Representatives and Affiliates (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (but excluding any Damages not involving a Third Party Claim based on lost profits, consequential or punitive damages)(collectively, "Damages"), arising from or in connection with:

          (a)   any breach of any representation or warranty made by Target in (i) Article 3 of this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.2 or (v) any transfer instrument;

          (b)   any breach of any covenant or obligation of Target in (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.2, or (iii) any transfer instrument;

          (c)   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Target (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

          (d)   any Liability that arises after the Effective Time but that arises out of or relates to any breach that occurred prior to the Effective Time;

          (e)   any Liability for Taxes, including (A) any Taxes arising as a result of Target's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the Merger pursuant to this Agreement, or (C) any deferred Taxes of any nature;

          (f)    (i) any Liability under the Employee Plans or (ii) relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, COBRA, or any other employee plans or benefits of any kind for Target's or Deserts' employees or former employees or both arising out of or relating to any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time;

          (g)   any Liability under any employment, severance, retention or termination agreement with any employee of Target or Desert or any of their Affiliates that arises out of or relates to the Contemplated Transactions or from any facts, circumstances, or conditions existing, initiated or occurring on or prior to the Effective Time;

          (h)   any Liability arising out of or relating to any employee grievance from any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time, whether or not the affected employees are retained or hired by Surviving LLC or Buyer;

          (i)    any Liability of Target or Desert to their members or any of their Affiliates that arises out of or relates to the Contemplated Transactions or from any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time;

          (j)    any Liability to indemnify, reimburse or advance amounts to any manager, officer, director, employee or agent of Target or Desert that arises out of or relates to the Contemplated Transactions or from any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time;

          (k)   any Liability arising out of any Proceeding relating to Target or Desert pending as of the Effective Time;

          (l)    any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time;

          (m)  any Liability arising out of or resulting from Target's or Desert's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body that arises out of or relates to the Contemplated Transactions or from any facts, circumstances or conditions existing, initiated or occurring on or prior to the Effective Time;

          (n)   any Liability relating or arising from facts, circumstances, or conditions existing, initiated or occurring prior to the Effective Time, which has or will result in Liability to Surviving LLC, Buyer or Target or Desert under Environmental Law; and

          (o)   any Liability arising out of the ownership or operation of the business of the Target or Desert prior to the Effective Time.

        Notwithstanding anything to the contrary in this Section 11.2, in no event shall Target have any liability or responsibility to indemnify any Buyer Indemnified Person, nor shall any Buyer Indemnified person have or assert any claim against Target, Target Representative or the Holdback Escrow Amount on account of or with respect to any of the following Liabilities: Released Claims; all Liabilities under any Target Lease or Target Contract that arise after the Effective Time and relate to facts, circumstances or conditions existing, initiated or occurring after the Effective Time; all Liabilities arising after the Effective Time for Target's obligations under Permitted Encumbrances; Gift Certificate Obligations; and current liabilities of Target as of the Closing Date that are set forth on the Closing Statement of Net Assets except to the extent that any such current liability is a breach of a representation or warranty of Target hereunder.

        11.3.    Indemnification and Reimbursement by Buyer

        Buyer will indemnify and hold harmless Target and its respective Representatives and Affiliates (collectively "Target Indemnified Persons"), and will reimburse Target Indemnified Persons for any Damages arising from or in connection with:

          (a)   any breach of any representation or warranty made by Buyer in Article 4 of this Agreement or in any transfer instrument;

          (b)   any breach of any covenant or obligation of Buyer in this Agreement or in any transfer instrument; or

          (c)   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions.

        11.4.    Limitations on Amount—Target and Desert

        Target shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) or 11.2(b) until the total of all Damages with respect to such matters exceeds $167,786 and then only for the amount by which such Damages exceed $167,786 (such amount being the

"Basket"). However, subject to the provisions of the last paragraph of Section 11.2, the limitations of this Section 11.4 will not apply to (i) claims under Section 11.2(c) through (o), (ii) to matters arising in respect of Sections 2.3, 3.2, 3.6(h), 3.10, 3.24 or 12.1, (iii) a breach of this Article 11 or (iv) Target's fraud. In no event shall Target's aggregate liability for claims under Sections 11.2(a) and 11.2(b) exceed the Holdback Escrow Amount.

        11.5.    Limitations on Amount—Buyer

        Buyer will have no liability (for indemnification or otherwise) with respect to claims brought by Target under Sections 11.3(a) and 11.3(b) until the total of all Damages with respect to such matters exceeds $167,786 and then only for the amount by which such Damages exceed $167,786. However, this Section 11.5 will not apply to (i) claims under Section 11.3(c) (ii) matters arising in respect of Section 2.3, the last sentence of Section 5.1(b), Sections 4.2, 4.3 or 12.1, (iii) a breach of this Article 11 or (iv) Buyer's fraud. In no event shall Buyer's aggregate liability for claims to Target under Sections 11.3(a) and 11.3(b) exceed the Holdback Escrow Amount.

        11.6.    Time Limitations

          (a)   If the Closing occurs, Target will have liability (for indemnification or otherwise) with respect to Section 11.2(a) or Section 11.2(b) only if on or before the one year anniversary of the Closing Date, Buyer notifies Target of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. However, the limitation of the preceding sentence of this Section 11.6(a) will not apply to Target's fraud.

          (b)   If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to Section 11.3(a) or Section 11.3(b) only if on or before the one year anniversary of the Closing Date, Target notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Target. However, the limitation of the preceding sentence of this Section 11.6(b) will not apply to Buyer's fraud.

        11.7.    Remedy

        Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Buyer with respect to any claims made or with respect to which indemnification may be sought under Section 11.2(a) through 11.2(o). Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Target with respect to any claims made or with respect to which indemnification may be sought under Sections 11.3(a) through 11.3(c).

        11.8.    Third-Party Claims

          (a)   Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice (a "Claim Notice") to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b)   The Indemnifying Person shall have ten (10) days after receipt of the Claim Notice to notify the Indemnified Person (i) whether or not the Indemnifying Person disputes its liability to the Indemnified Person with respect to such claim, and (ii) notwithstanding such dispute, whether or not the Indemnifying Person desires to defend the Indemnified Person against such claim.

          (c)   If the Indemnifying Person does not elect to assume the defense of such claim, the Indemnified Person may engage counsel of its choosing and proceed to defend the claim and reserve its right to recover its Damages from the Indemnifying Person if the latter wrongfully refused to defend such claim. Any action by Indemnified Person against Indemnifying Person for wrongful refusal to defend shall be brought within the applicable period of limitations under applicable state law.

          (d)   If an Indemnified Person gives notice to the Indemnifying Person pursuant to Article 11 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, if it so elects (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), the Indemnifying Person may assume the defense of such Third-Party Claim with counsel of its own choosing that is reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (A) such assumption shall not constitute an admission by the Indemnifying Person that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless: (I) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person by the Indemnified Person; (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (III) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

          (e)   Except where the Indemnifying Person (i) timely elects to defend the Indemnified Person (in which case Section 11.8(d) shall govern), or (ii) the Indemnifying Person disputes its liability in a timely manner, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, subject to their respective limits on indemnification under Sections 11.4 and 11.5.

          (f)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (g)   With respect to any Third-Party Claim subject to indemnification under this Article 11 (i) both the Indemnified Person and the Indemnifying Person, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (h)   With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that (i) it will use its Reasonable Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        11.9.    Other Claims

        A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

        11.10.    Released Claims

        Buyer agrees not to assert any claims against Target or Target Representative (whether by way of demand, suit, cross-complaint, impleader or otherwise) and covenants not to sue Target or Target Representative for Damages with respect to the Released Claims and, as between Buyer and Target and Target Representative, releases Target and Target Representative from any Liability with respect thereto.

        11.11.    Title Insurance

        As between Buyer and Target and Target Representative, Buyer agrees that Buyer's sole recourse respecting any Subject To Liabilities shall be against the Title Company under the Title Policies. Notwithstanding the foregoing, to the extent that Buyer has recourse against Persons other than Target and Target Representative with respect to the Subject To Liabilities nothing herein shall prevent Buyer from pursuing such remedies.

12.   GENERAL PROVISIONS

        12.1.    Expenses

        Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. At Closing, Target shall pay (a) fees for recording of the reconveyances, the memoranda of lease and (b) documentary transfer taxes. At Closing, Buyer and Target shall share equally that portion of the title premiums for the Title Policies equivalent to the basic premium that would have been payable for standard CLTA coverage ("Target's Premium Portion"). At Closing, Buyer shall pay (i) fees for recording of the SNDAs and NDAs; (ii) premiums for the Title Policies in excess of the Target's Premium Portion including, without limitation, the difference between standard coverage and extended coverage, the additional premiums if any attributable to the issuance of the lender's policies, and the additional premiums if any attributable to the issuance of any endorsements to the owner's or lender's policies; and (iii) the penalty payable in connection with election not to file preliminary change of ownership reports in California. Buyer will pay one-half and Target will pay one-half of (A) the fees and expenses of the Closing Escrow Holder under this Agreement; and (B) the Holdback Escrow Agent under the Holdback Escrow Agreement; provided that the fees payable under the Holdback Escrow Agreement shall be paid to the Holdback Escrow Agent pursuant to the Holdback Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        12.2.    Public Announcements; Confidentiality

          (a)   Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually agree, subject to any Legal Requirement applicable to Buyer or Target. Except with the prior consent of the other parties or as permitted by this Agreement, neither Buyer, Target nor any of their respective Representatives shall disclose to any Person (i) the fact that any Confidential Information of Target has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Target or (ii) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Target and Buyer will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with Target will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication through one of its Representatives.

          (b)   Buyer and Target acknowledge that they entered into a letter agreement dated May 17, 2002 regarding confidentiality and non-disclosure of certain information regarding Target and its business in connection with a possible transaction among the parties (the "2002 Agreement"). Buyer and Target hereby agree that the terms and provisions of the 2002 Agreement shall apply to the Contemplated Transactions and, consequently, hereby reinstate such terms and provisions and incorporate them herein by this reference for a term of one year from the later of the Agreement Date or the date on which this Agreement is terminated under Section 9.1; provided that Buyer's obligations to maintain the confidentiality of Information (as defined in the 2002 Agreement) comprising Assets shall terminate effective upon consummation of the Contemplated Transactions on the Closing Date. This Section 12.2(b) shall survive the termination of this Agreement.

        12.3.    Notices

        All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

        If to Target prior to the Effective Time:

    Signature Theatres Investors, LLC

    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris, President
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

  with a mandatory copy to:

    Greene Radovsky Maloney & Share LLP
    Four Embarcadero Center, Suite 4000
    San Francisco, California 94111-4106
    Attention: Donald R. Share, Esq.
    Fax No.: (415) 777-4961
    Phone No.: (415) 981-1400

        If to Target from and after the Effective Time:

    Target Representative

    Philip Harris
    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris, President
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

  with a mandatory copy to:

    Greene Radovsky Maloney & Share LLP
    Four Embarcadero Center, Suite 4000
    San Francisco, California 94111-4106
    Attention: Donald R. Share, Esq.
    Fax No.: (415) 777-4961
    Phone No.: (415) 981-1400

    Merger Subsidiary

    Attention: General Counsel

    7132 Regal Lane
    Knoxville, TN 37918
    Fax no.: (865) 922-6085
    Phone No.: (865) 922-1123

    Hogan & Hartson L.L.P.
    1200 17th Street, Suite 1500
    Denver, CO 80202
    Attention: Christopher J. Walsh
    Fax no.: (303) 899-7333

    Buyer: Regal Cinemas, Inc.
    Attention: General Counsel
    7132 Regal Lane
    Knoxville, TN 37918
    Fax no.: (865) 922-6085
    Phone No.: (865) 922-1123

  with a mandatory copy to:

    Hogan & Hartson L.L.P.
    1200 17th Street, Suite 1500
    Denver, CO 80202
    Attention: Christopher J. Walsh
    Fax no.: (303) 899-7333
    Phone No.: (303) 454-2480

        12.4.    Jurisdiction; Service of Process

        Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the federal or state courts of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

        12.5.    Enforcement of Agreement

        Target and the Target Representative acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Target could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        12.6.    Waiver; Remedies Cumulative

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.7.    Entire Agreement and Modification

        This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment. Notwithstanding anything contrary in this Agreement, all Related Party Contracts between an Affiliate of Target and Buyer and/or an Affiliate of Buyer shall be governed by the terms of the Related Party Contract as between those parties.

        12.8.    Disclosure Schedule

          (a)   The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Target as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

          (b)   The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

        12.9.    Assignments, Successors and No Third-Party Rights

        No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that either or both of Buyer and Merger Subsidiary may assign any of its rights and delegate any of its obligations under this Agreement to any of its subsidiaries; provided that Regal Cinemas, Inc. shall remain jointly and severally liable with such assignee for the payment of the Merger Consideration hereunder and for the payment and performance of all of its indemnity obligations under Article 11 hereof. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9 and to the

Affiliate Guarantors pursuant to Section 5.11 in which respect such Affiliate Guarantors are intended third-party beneficiaries of the agreements set forth in Section 5.11.

        12.10.    Target Representative

        As of the Effective Time, Target hereby irrevocably appoints Philip Harris III as its true and lawful attorney-in-fact and agent on behalf of and in the name of Target for the purposes of this Agreement, the Escrow Agreement and any other agreements executed by Target in connection with the Closing (the "Target Representative"). From and after the Effective Time, the Target Representative shall receive written notices for the Target under this Agreement, the Escrow Agreement and any other agreements executed by Target in connection with the Closing (collectively, "Target Documents") and shall have full power and authority to represent all Persons who as of the Closing Date hold equity interests in Target ("Affected Persons"), with respect to all matters arising under the Target Documents, and all action taken by the Target Representative hereunder, pursuant to authority granted herein, shall be binding upon Target and the Affected Persons. Without limiting the generality of the foregoing, with respect to all matters under this Agreement, the Target Representative shall have full power and authority, on behalf of Target and the Affected Persons, to interpret all the terms and provisions of the Target Documents, to negotiate and compromise any dispute which may arise under the Target Documents, to sign any releases or other documents with respect to any such dispute, to authorize payments to be made with respect thereto, and to retain such counsel and consultants as appropriate and necessary to carry out its duties. The Target Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Target Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Target Representative, a successor shall be named by the prior Target Representative or by the holders of a majority of the interests of the Affected Persons (as determined immediately prior to the Closing). Each such successor Target Representative shall, after agreeing to become a party hereto by signing a counterpart signature page as the Target Representative, have all the power, authority, rights, and privileges hereby conferred upon an original Target Representative, and the term "Target Representative," as used herein, shall be deemed to include each such successor Target Representative. The power-of-attorney granted in this Section 12.10 is coupled with an interest and is irrevocable. The other Parties hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Target Representative pursuant to this Agreement, and shall not be liable for any action taken or not taken in reliance on a communication or other instruction from the Target Representative.

        12.11.    Severability

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        12.12.    Construction

        The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

        12.13.    Governing Law

        This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

        12.14.    Execution of Agreement

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:
REGAL CINEMAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
	Name:	Michael L. Campbell
	Title:	Chief Executive Officer
Merger Subsidiary:
RCI/RMS, LLC
By:	/s/ MICHAEL L. CAMPBELL
	Name:	Michael L. Campbell
	Title:	President
Target:
SIGNATURE THEATRE INVESTORS, LLC
By:	/s/ PHILIP HARRIS
	Name:	Philip Harris
	Title:	President
TARGET REPRESENTATIVE
By:	/s/ PHILIP HARRIS Philip Harris III

        TO: Regal Cinemas, Inc., as Buyer,                        , LLC, as Merger Subsidiary, and Signature Theatre Investors, LLC, as Target

        The undersigned hereby acknowledges receipt of a fully executed copy of the Merger Agreement dated as of April    , 2004 (the "Merger Agreement") by and among Buyer, Merger Subsidiary and Target. The undersigned agrees to serve as Closing Escrow Holder pursuant to the terms of the Merger Agreement.

Dated: May 19, 2004	FIRST AMERICAN TITLE INSURANCE COMPANY
	By:	/s/ MIRIAM BROWN
	Name:	Miriam Brown
	Its:	Senior Escrow Officer

        Each of the undersigned, being the direct or indirect owner of all of the outstanding capital stock of the Buyer, hereby jointly and severally guaranty, for the benefit of the applicable Affiliate Guarantors, the payment and performance of Buyer of its indemnity obligations under Section 5.11 of the Agreement.

REGAL ENTERTAINMENT GROUP
By:	/s/ MICHAEL L. CAMPBELL
Name:	Michael L. Campbell
Title:	Chairman, Chief Executive Officer
REGAL ENTERTAINMENT HOLDINGS, INC.
By:	/s/ R. E. HARDY
Name:	R. E. Hardy
Title:	Executive Vice President, Secretary
REGAL CINEMAS CORPORATION
By:	/s/ MICHAEL L. CAMPBELL
Name:	Michael L. Campbell
Title:	Chief Executive Officer

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MERGER AGREEMENT
TABLE OF CONTENTS
LIST OF EXHIBITS